Exhibit 10.1

Settling Supplier:  Public Service Company of New Mexico

SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
COVER SHEET

This Settlement and Release of Claims Agreement (“Agreement”) is entered into by and among Settling Supplier and each of the California Parties.  Settling Supplier and each of the California Parties is a “Party,” and collectively they are “Parties” to this Agreement.

RECITALS

A.           Whereas, various of the Parties are interested or engaged in complex and disputed regulatory proceedings, appellate proceedings, litigation, and investigations regarding numerous issues and allegations arising from events in the Western Energy Markets during the years 2000 and 2001; and

B.           Whereas, the Parties and the Additional Settling Participants have determined that it is preferable to settle the disputes addressed herein rather than continue to litigate;

C.           Whereas, the California Parties are willing to accept certain risks in light of the level of consideration to be paid by Settling Supplier;

Now, therefore, in consideration of the mutual covenants and agreements, and other good and valuable consideration, provided for herein, and subject to and upon the terms and conditions hereof, the Parties agree as follows:

This Agreement consists of this Cover Sheet, including Exhibit A, Exhibit B, and Exhibit C hereto, together with the attached General Terms and Conditions which are incorporated herein by reference.  The Items identified below correspond to sections of the General Terms and Conditions.  Capitalized terms that are not defined in this Cover Sheet shall have the meanings set forth in the General Terms and Conditions.  All interest and Interest Shortfall amounts set forth on this Cover Sheet are estimated as of December 31, 2009.

Item	Description
1.29	Execution Date:	February 11 , 2010
1.78	Settling Supplier: Public Service Company of New Mexico
4.1	Settlement Proceeds:	$ 45,000,000.00
4.1.1.1	(a) Date of Estimated Receivables Amount:	December 31, 2009
	(b) Estimated Receivables Amount (includes $12,984.80 Chargeback Amount):	$ 7,776,888.09

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	(c) Estimated Interest on Receivables Amount:	$ 5,312,737.11
	(d) Settling Supplier's Interest Shortfall Estimte:	$ 1,144,754.58
4.1.1.2	Unadjusted Transferred Receivables:	$ 13,089,625.20
4.1.1.4(ii)	Interest Shortfall on Refunds:	$ 1,904,415.72
4.1.1.5	Amount to be transferred by PX to California Litigation Escrow:	$ 0
4.1.2
(a)  Cash consideration paid by Settling Supplier:
(b)  Of the total cash consideration specified in this Item, amount to be transferred by Settling Supplier to the Settling Supplier Refund Escrow:
(c)  Of the total cash consideration specified in this Item, amount to be transferred by Settling Supplier to the California Litigation Escrow:

$ 31,910,374.80 $ 31,910,374.80 $ 0
4.4	Gaming/Partnership Settlements/Dismissals:	Docket No. EL03-168-000, Az. Pub. Serv. Co., et al., 106 FERC ¶ 61,021 (Jan. 22, 2004) Docket No. EL03-200-000, Pub. Serv. Co. of N.M., 112 FERC ¶ 61,033 (July 6, 2005)
5.1
Allocation of Settling Supplier Refunds (before interest):

(a)  Pre-January 18, 2001 Period:

(b)  Post-January 17, 2001 Period:

(c)  Total Refund Period  [(a) + (b)]:

(d)  Pre-October Period:

(e)  Total [(c) + (d)]

(the “Settling Supplier Refunds”):

(f)  Allocation to CERS for bilateral transactions:

$ 9,341,775.44 $ 0 $ 9,341,775.44 $ 9,958,889,89 $ 19,300,665.33 $ 10,777,488.46

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7.1.3	Settling Supplier Cost Offset filing:	Sept. 14, 2005 (Docket Nos. EL00-95-143 and EL00-98-130)
11.2
Notice to Settling Supplier:

Carol Graebner
Deputy General Counsel
PNM Resources, Inc.
414 Silver SW
Albuquerque, NM 87102
Phone:  (505) 241-2852
Fax:  (505) 577-1983
E-mail:  Carol.Graebner@pnmresources.com

With a copy to: Jeffrey M. Jakubiak Troutman Sanders LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 Phone: (202) 274-2892 Fax: (202) 654-5613 E-mail: Jeffrey.Jakubiak@troutmansanders.com

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the dates set forth under their respective signatures.

[SIGNATURES APPEAR ON THE PAGES THAT FOLLOW]

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Settling Supplier:  Public Service Company of New Mexico

SIGNATURE PAGE
TO
SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
BETWEEN
CALIFORNIA PARTIES AND SETTLING SUPPLIER

Public Service Company of New Mexico

By:          /s/ Pat (Vincent) Collawn

Name:     Pat Vincent-Collawn

Title:       President and CEO

Date:       February 11, 2010

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Settling Supplier:  Public Service Company of New Mexico

SIGNATURE PAGE
TO
SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
BETWEEN
CALIFORNIA PARTIES AND SETTLING SUPPLIER

PACIFIC GAS AND ELECTRIC COMPANY

By:          /s/ Hyun Park

Name:     Hyun Park

Title:       Senior Vice President and General Counsel
PG&E Corporation, Authorized Representative
Date:      February 10, 2010

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Settling Supplier:  Public Service Company of New Mexico

SIGNATURE PAGE
TO
SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
BETWEEN
CALIFORNIA PARTIES AND SETTLING SUPPLIER

SAN DIEGO GAS & ELECTRIC COMPANY

By:       /s/ Lee Schavrien

Name:  Lee Schavrien

Title:    SVP Regulatory and Finance

Date:    February 9, 2010

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Settling Supplier:  Public Service Company of New Mexico

SIGNATURE PAGE
TO
SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
BETWEEN
CALIFORNIA PARTIES AND SETTLING SUPPLIER

SOUTHERN CALIFORNIA EDISON COMPANY

By:       /s/ Russell C. Swartz

Name:  Russell C. Swartz

Title:    Associate General Counsel

Date:    February 9, 2010

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Settling Supplier:  Public Service Company of New Mexico

SIGNATURE PAGE
TO
SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
BETWEEN
CALIFORNIA PARTIES AND SETTLING SUPPLIER

CALIFORNIA PUBLIC UTILITIES COMMISSION

By:        /s/ Frank R. Lindh

Name:   Frank R. Lindh

Title:     General Counsel

Date:     February 9, 2010

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Settling Supplier:  Public Service Company of New Mexico

SIGNATURE PAGE
TO
SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
BETWEEN
CALIFORNIA PARTIES AND SETTLING SUPPLIER

PEOPLE OF THE STATE OF CALIFORNIA, ex rel. EDMUND G.  BROWN JR. ATTORNEY GENERAL

By:          /s/ Martin Goyette

Name:     Martin Goyette

Title:       SDAG

Date:       February 10, 2010

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Settling Supplier:  Public Service Company of New Mexico

SIGNATURE PAGE
TO
SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
BETWEEN
CALIFORNIA PARTIES AND SETTLING SUPPLIER

CALIFORNIA DEPARTMENT OF WATER RESOURCES ACTING SOLELY UNDER THE AUTHORITY AND POWERS CREATED BY CALIFORNIA ASSEMBLY BILL 1 OF THE FIRST EXTRAORDINARY SESSION OF 2001-2002, CODIFIED IN SECTIONS 80000 THROUGH 80270 OF THE CALIFORNIA WATER CODE

By:          /s/ Russell C. Mills

Name:     Russell C. Mills

Title:       Chief Financial Officer

Date:       February 9, 2010

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EXHIBIT A

ALLOCATION MATRIX

Allocation of Refunds from Public Service of New Mexico - Exhibit A

	(Allocation percentages rounded to nearest 100th of a percent); Interest is accrued through 12/31/09	Refunds (Pre-January 18, 2001)		Interest (Net of 30% Shortfall)	SUBTOTAL	Pre-October Refunds (Net of Cost Offset)		Interest (Net)	CERS' Bilateral Claim (Net of Cost Offset)
		October 2, 2000 - January 17, 2001			Oct 2 - Jan 17	May 1, 2000 - October 1, 2000			Jan 18 - Jun 20
Line	Market Participants	%	$ 9,341,775	$ 4,443,637	$ 13,785,412%		$ 9,958,890	$ 7,429,039	$ 10,777,488

1	Pacific Gas and Electric Company	0.5958	5,565,830	2,647,519	8,213,349	0.4970	4,949,568	3,692,232
2	California Department of Water Resources - CERS	-	-	-	-	-	-	-	10,777,488
3	Southern California Edison Company	0.2607	2,435,401	1,158,456	3,593,857	0.3181	3,167,923	2,363,177
4	San Diego Gas & Electric	0.1065	994,899	473,247	1,468,146	0.1094	1,089,503	812,737
5	Salt River Project	0.0176	164,415	78,208	242,623	0.0171	170,297	127,037
6	New Energy Inc.	0.0015	14,013	6,665	20,678	0.0203	202,165	150,809
7	Automated Power Exchange	0.0005	4,671	2,222	6,893	0.0095	94,609	70,576
8	American Electric Power Service Corporation	0.0023	21,486	10,220	31,706	0.0077	76,683	57,204
9	Comision Federal De Electricidad	-	-	-	-	0.0093	92,618	69,090
10	Sacramento Municipal Utility District	-	-	-	-	0.0085	84,651	63,147
11	Aquila Power Corporation	0.0070	65,392	31,105	96,498	-	-	-
12	Arizona Public Service Company	0.0047	43,906	20,885	64,791	0.0005	4,979	3,715
13	California Polar Power Brokers LLC	0.0019	17,749	8,443	26,192	-	-	-
14	Pacific Gas and Electric Energy Services Company	-	-	-	-	0.0011	10,955	8,172
15	Cargill Alliant, LLC	-	-	-	-	0.0007	6,971	5,200
16	Illinova Energy Partners, Inc	0.0008	7,473	3,555	11,028	-	-	-
17	City of Vernon	-	-	-	-	0.0006	5,975	4,457
18	Strategic Energy, LLC	0.0004	3,737	1,777	5,514	-	-	-
19	City of Banning	0.0001	934	444	1,379	0.0001	996	743
20	City of Riverside	0.0002	1,868	889	2,757	-	-	-
21	City of Anaheim	-	-	-	-	0.0001	996	743

22	Total Allocated Refunds and Offsets	1.0000	$ 9,341,775	$ 4,443,637	$ 13,785,412	1.0000	$ 9,958,890	$ 7,429,039	$ 10,777,488

1	Oct 2 - Jan 17 Refunds include PX DA/DO Refunds through January 31, 2001.
2
A participant who owes market refunds or payables to the market, post-mitigation, in the EL00-95 (phase II) proceeding shall receive a deemed distribution by off-set of the payables or refunds it is determined to owe to the ISO and/or PX.  See Exhibit B.

3
SCE and SDG&E shares in the refund period (October 2, 2000 to January 17, 2001) and the summer period (May 1 to October 1, 2000) require adjustment to reflect SDG&E's 20% ownership of SONGS.  This adjustment results in a 2.35% increase in SCE's share and a 2.35% decrease in SDG&E's share for both periods.  The allocation percentages for SCE and SDG&E in both periods include this adjustment.

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	(Allocation percentages rounded to nearest 100th of a percent); Interest is accrued through 12/31/09	Total Principal (Net of Offsets)	Total Interest (Net of Shortfall)	Total Disbursed Amounts	Interest Shortfall on Refunds
		May 01, 2000 - June 20, 2001
Line	Market Participants	$ 30,078,154	$ 11,872,676	$ 41,950,830	$ 1,904,416

1	Pacific Gas and Electric Company	10,515,398	6,339,751	16,855,149	1,134,651
2	California Department of Water Resources - CERS	10,777,488	-	10,777,488	-
3	Southern California Edison Company	5,603,324	3,521,633	9,124,957	496,481
4	San Diego Gas & Electric	2,084,402	1,285,984	3,370,386	202,820
5	Salt River Project	334,712	205,245	539,957	33,518
6	New Energy Inc.	216,178	157,475	373,653	2,857
7	Automated Power Exchange	99,280	72,798	172,078	952
8	American Electric Power Service Corporation	98,170	67,424	165,594	4,380
9	Comision Federal De Electricidad	92,618	69,090	161,708	-
10	Sacramento Municipal Utility District	84,651	63,147	147,797	-
11	Aquila Power Corporation	65,392	31,105	96,498	13,331
12	Arizona Public Service Company	48,886	24,600	73,485	8,951
13	California Polar Power Brokers LLC	17,749	8,443	26,192	3,618
14	Pacific Gas and Electric Energy Services Company	10,955	8,172	19,127	-
15	Cargill Alliant, LLC	6,971	5,200	12,172	-
16	Illinova Energy Partners, Inc	7,473	3,555	11,028	1,524
17	City of Vernon	5,975	4,457	10,433	-
18	Strategic Energy, LLC	3,737	1,777	5,514	762
19	City of Banning	1,930	1,187	3,117	190
20	City of Riverside	1,868	889	2,757	381
21	City of Anaheim	996	743	1,739	-

22	Total Allocated Refunds and Offsets	$ 30,078,154	$ 11,872,676	$ 41,950,830	$ 1,904,416

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EXHIBIT B

DEEMED DISTRIBUTION PARTICIPANTS

Aquila Power Corporation

California Polar Power Brokers LLC

Illinova Energy Partners, Inc.

Pacific Gas and Electric Company

Pacific Gas and Electric Energy Services Company

Sacramento Municipal Utility District

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EXHIBIT C

PRIOR SETTLEMENTS

1.	Settlement agreements requiring the agreement of the California Parties and the settling supplier(s) with whom the California Parties settled to opt in out of time:

a.	Williams Companies, as approved in San Diego Gas & Elec. Co., et al., 108 FERC ¶ 61,002 (2004);

b.	The Dynegy Parties, as approved in San Diego Gas & Elec. Co., et al., 109 FERC ¶ 61,071 (2004);

c.	The Duke Parties or Duke, as approved in San Diego Gas & Elec. Co., et al., 109 FERC ¶ 61,257 (2004);

d.	The Mirant Parties, as approved in San Diego Gas & Elec. Co., et al., 111 FERC ¶ 61,017 (2005);

e.	The Enron Parties, as approved in San Diego Gas & Elec. Co., et al., 113 FERC ¶ 61,171 (2005) and as later amended, San Diego Gas & Elec. Co., et al., 119 FERC ¶ 61,135 (2007);

f.	Public Service Company of Colorado, as approved in San Diego Gas & Elec. Co., et al., 113 FERC ¶ 61,235 (2005);

g.	The Reliant Parties, as approved in San Diego Gas & Elec. Co., et al., 113 FERC ¶ 61,308 (2005);

h.	Idacorp (Idaho Power Company and IDACORP Energy L.P.), as approved in San Diego Gas & Elec. Co., et al., 115 FERC ¶ 61,230 (2006);

i.	Eugene Water & Electric Board, as approved in San Diego Gas & Elec. Co., et al., 119 FERC ¶ 61,092 (2007);

j.	Portland General Electric Company, as approved in San Diego Gas & Elec. Co., et al., 119 FERC ¶ 61,151 (2007);

k.
El Paso Corporation and El Paso Marketing L.P. (f/k/a El Paso Merchant Energy L.P.), as approved in San Diego Gas & Electric Co., 119 FERC ¶ 61,297 (2007) (providing opt-out opportunity which Settling Supplier took);

l.	PacifiCorp, as approved in San Diego Gas & Elec. Co., et al., 119 FERC ¶ 61,296 (2007);

m.	PPM Energy, Inc., as approved in San Diego Gas & Elec. Co., et al., 121 FERC ¶ 61,014 (2007);

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n.	Conectiv Energy Supply, Inc., as approved in San Diego Gas & Elec. Co., et al., 122 FERC ¶ 61,008 (2008);

o.	Midway Sunset Cogeneration Company, as approved in San Diego Gas & Elec. Co., et al., 123 FERC ¶ 61,004 (2008);

p.	Public Utility District No. 2 of Grant County, Washington, as approved in San Diego Gas & Elec. Co., et al., 123 FERC ¶ 61,200 (2008);

q.	City of Riverside, California, as approved in San Diego Gas & Elec. Co., et al., 123 FERC ¶ 61,242 (2008);

r.	City of Anaheim, California, as approved in San Diego Gas & Elec. Co., et al., 123 FERC ¶ 61,243 (2008);

s.	City of Azusa, California, as approved in San Diego Gas & Elec. Co., et al., 123 FERC ¶ 61,244 (2008);

t.	Strategic Energy, LLC, as approved in San Diego Gas & Elec. Co., et al., 123 FERC ¶ 61,316 (2008);

u.	AES Placerita, Inc., as approved in San Diego Gas & Elec. Co., et al., 128 FERC ¶ 61,004 (2009);

v.	Constellation Energy Commodities Group, Inc. and Constellation NewEnergy, Inc., as approved in San Diego Gas & Elec. Co., et al., 128 FERC ¶ 61,242 (2009); and

w.	Comisión Federal de Electricidad, as approved in San Diego Gas & Electric Co., et al., 128 FERC ¶ 61,256 (2009).

2	Settlement agreements requiring the agreement of the California Parties only to opt in out of time

a.	City of Vernon, California, as approved in San Diego Gas & Electric Co., et al., 125 FERC ¶ 61,085 (2008);

b.	Puget Sound Energy, Inc., as approved in San Diego Gas & Electric Co., et al., 128 FERC ¶ 61,002 (2009);

c.	PECO/Exelon, as approved in San Diego Gas & Electric Co., et al., 128 FERC ¶ 61,259 (2009);

d.	Cargill Power Markets, LLC (f/k/a Cargill-Alliant, LLC), as approved in San Diego Gas & Electric Co., et al., 128 FERC ¶ 61,258 (2009); and

e.	City of Los Angeles acting by and through the Department of Water and Power, as approved in San Diego Gas & Electric Co., et al., 128 FERC ¶ 61,257 (2009).

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3.	Settlement agreements in which Settling Supplier was a settling participant:

a.
NEGT Energy Trading-Power, L.P. (f/k/a PG&E Energy Trading Power, L.P.), as approved in San Diego Gas & Electric Co., et al., 126 FERC ¶ 61,007 (2009) (requiring Participants to affirmatively opt-out).

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SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
GENERAL TERMS AND CONDITIONS

ARTICLE I
DEFINITIONS

Unless otherwise expressly provided for herein, the following capitalized terms, when used in this Agreement, including the attachments hereto, shall have the meanings specified in this Article I.

1.1
“Additional Settling Participant” means and includes (i) the California Electricity Oversight Board, and (ii) any Participant that has elected to join this settlement in accordance with the terms of Article VIII.

1.2	“Agreement” means this Settlement and Release of Claims Agreement, which consists of the Cover Sheet (including Exhibits) and these General Terms and Conditions.

1.3	“Agreement for Disposition of Escrowed Funds” means that agreement of such title between the California Parties and Settling Supplier dated January 11, 2010.

1.4	“Allocation Agreement” shall have the meaning set forth in Section 5.4.

1.5
“Allocation Matrix” means the matrix, attached to the Cover Sheet as Exhibit A, setting forth the various allocation percentages with respect to certain Settlement Proceeds that are applicable to each Participant pursuant to this Agreement.

1.6	“APX” and “APX Settlement” shall have the meanings set forth in Section 8.3.

1.7
“BPA v. FERC Remand” means proceedings conducted by FERC, in the EL00-95 Proceeding or otherwise upon remand, pursuant to the decision of the U.S. Court of Appeals for the Ninth Circuit in Bonneville Power Administration v. FERC, Nos. 02-70262, et al.

1.8	“Business Day” has the same meaning as provided in California Civil Code Section 9.

1.9	“California Attorney General” means the People of the State of California, ex rel. Edmund G. Brown Jr., Attorney General.

1.10	“California Litigation Escrow” means the escrow identified in Section 4.1.1.5 and established pursuant to Section 4.1.4.

1.11
“California Markets” means those markets for electric capacity, energy, and/or ancillary services operated by the ISO and/or PX, including the block forward contract market operated by the PX and any out-of-market purchases of capacity, energy, and/or ancillary services by the ISO.

1.12	“California Parties” means, collectively, PG&E, SCE, SDG&E, California Attorney General, CERS, and CPUC. Each individually may be referred to as a “California Party.”

1.13	“California Utilities” means, collectively, PG&E, SCE and SDG&E.

1.14	“Cash Consideration” shall have the meaning set forth in Section 4.1.2.

1.15
“CERS” means the California Department of Water Resources acting solely under the authority and powers created by California Assembly Bill 1 of the First Extraordinary Session of 2001-2002, codified in Sections 80000 through 80270 of the California Water Code, and not under its powers and responsibilities with respect to the State Water Resources Development System.

1.16
 “Chargeback Amounts” means amounts collected by the PX from Participants in response to alleged defaults by PG&E and SCE, as generally described in Pacific Gas and Electric Co. v. California Power Exchange Corp., 95 FERC ¶ 61,020 (Apr. 6, 2001).

1.17
“Cost Offset” means an offset (other than an Emissions Offset or a Fuel Cost Allowance) against refunds in the EL00-95 Proceeding based upon costs incurred by the Participant claiming the offset. See, e.g., San Diego Gas & Electric Co. v. Sellers, et al., 114 FERC ¶ 61,070 (Jan. 26, 2006).

1.18
“Cover Sheet” means the portion of this Agreement that identifies the Settling Supplier and specifies certain terms provided for in these General Terms and Conditions. The Cover Sheet includes Exhibit A (Allocation Matrix), Exhibit B (Deemed Distribution Participants), and Exhibit C (Prior Settlements).

1.19	“CPUC” means the California Public Utilities Commission.

1.20
“CPUC v. FERC Remand” means proceedings conducted by FERC, in the EL00-95 Proceeding or otherwise upon remand, pursuant to the decision of the U.S. Court of Appeals for the Ninth Circuit in Public Utilities Commission of California v. FERC, Nos. 01-71051, et al.

1.21
“Deemed Distribution” means an amount credited to a Settling Participant, identified on Exhibit B to the Cover Sheet, pursuant to Section 5.2.2 as an offset to amounts owed by the Settling Participant to the PX and/or ISO.

1.22	“Deemed Distribution Participant” means a Participant listed on Exhibit B to the Cover Sheet.

1.23	“EL00-95 Proceeding” means the FERC proceeding conducted in Docket Nos. EL00-95, et al. and EL00-98, et al. and related appeals of orders in that proceeding and any proceedings upon remand.

1.24	“EL01-10 Proceeding” means the FERC proceeding conducted in Docket Nos. EL01-10, et al. and related appeals of orders in that proceeding and any proceedings upon remand.

1.25
“EL01-68 Proceeding” means the FERC proceeding conducted in Docket No. EL01-68 concerning the California Parties’ Motion for Refunds for Unauthorized Rates in Excess of the Post-June 19, 2001 Proxy Market Clearing Price filed on June 9, 2009, in that docket and related appeals of orders in that proceeding and any proceedings upon remand.

1.26	“EL09-56 Proceeding” means the FERC proceeding conducted in Docket No. EL09-56 and related appeals of orders in that proceeding and any proceedings upon remand.

1.27
“Emissions Offset” means the claim for recovery of emissions costs incurred by a Participant’s generating units during the Refund Period as adopted by FERC. See, e.g., San Diego Gas & Electric Co. v. Sellers, et al., 102 FERC ¶ 61,317 at P 5 (BB) (Mar. 26, 2003).

1.28	“Estimated Interest on Receivables Amount” shall have the meaning set forth in Section 4.1.1.1.

1.29	“Estimated Receivables Amount” shall have the meaning set forth in Section 4.1.1.1.

1.30
“Execution Date” means the date on which this Agreement has been duly executed by all Parties and, if execution occurs on various dates, the Execution Date shall be the date shown on the signature pages of the Cover Sheet that is last in time. The CPUC will execute the Agreement only after it has approved the Agreement’s terms and conditions.

1.31	“FERC” means the Federal Energy Regulatory Commission.

1.32
“FERC Allowances Determination” means the FERC order or orders, including orders on rehearing, directing the payment (including by offset) of Fuel Cost Allowances and/or Emissions Offsets and/or Cost Offsets in the EL00-95 Proceeding, regardless of whether such order or orders is/are subject to requests for stay, rehearing or appeal, provided that such order or orders has/have not been stayed pending such rehearing or appeal.

1.33
“FERC Interest Determination” means the FERC order or orders, including orders on rehearing, determining the amount of Interest Shortfall allocable to different entities in the EL00-95 Proceeding based on the ISO and PX settlement reruns and refund calculations and/or directing that interest be paid, regardless of whether such order or orders is/are subject to requests for stay, rehearing, or appeal, provided that such order or orders has/have not been stayed pending such rehearing or appeal.

1.34	“FERC Interest Rate” shall have the meaning set forth in 18 C.F.R. § 35.19a(a)(2)(iii) or any successor thereto.

1.35
“FERC Proceedings” means the EL00-95 Proceeding, the EL01-10 Proceeding, the EL01-68 Proceeding, the EL09-56 Proceeding, the Gaming/Partnership Proceeding, the IN03-10 Proceeding, the ISO Re-Run Proceeding, and the Physical Withholding Investigation, and related appeals of orders in those proceedings and any proceedings upon remand. The term “FERC Proceedings” also includes the PA02-2 Proceeding insofar as that proceeding concerns Settling Supplier’s sales into the California Markets and/or short term sales to CERS during the Settlement Period.

1.36
“FERC Receivables Determination” means the FERC order or orders, including orders on rehearing, issued in the EL00-95 Proceeding following the Preparatory Rerun establishing the unpaid Settling Supplier Receivables and effectuating the payment of receivables, regardless of whether such order or orders is/are subject to requests for stay, rehearing, or appeal, provided that such order or orders has/have not been stayed pending such rehearing or appeal.

1.37
“FERC Refund Determination” means the FERC order or orders, in the EL00-95 Proceeding, the Lockyer v. FERC Remand, the BPA v. FERC Remand, and/or the CPUC v. FERC Remand establishing the obligations, if any, that Settling Supplier owes to Non-Settling Participants for the Settlement Period (or any portion thereof), and effectuating the payment of refunds, if any, taking into account all Mitigation, adjustments, disgorgement, charges, and allowances, or determining that Settling Supplier has no refund obligations to Non-Settling Participants regardless of whether such order or orders is/are subject to requests for stay, rehearing, or appeal, provided that such order or orders has/have not been stayed pending such rehearing or appeal.

1.38
“FERC Settlement Order” means the FERC order approving this Agreement in accordance with Section 9.1.1, regardless of whether such order is subject to rehearing or appeal, provided that such order has not been stayed pending such rehearing or appeal.

1.39
“Final Order” means a FERC order that is no longer subject to further rehearing before FERC regardless of whether such order is subject to appeal, provided that such order has not been stayed pending such appeal. The “date” of a Final Order shall be the date upon which it becomes no longer subject to rehearing.

1.40	“Final Staff Report” shall have the meaning set forth in Section 7.2.1(ii).

1.41
“Fuel Cost Allowance” means the claim for recovery of fuel costs incurred by a Participant’s generating units during the Refund Period made pursuant to FERC orders in the EL00-95 Proceeding. See, e.g., San Diego Gas & Electric Co. v. Sellers, et al., 110 FERC ¶ 61,293 (Mar. 18, 2005).

1.42
“Gaming/Partnership Proceeding” means the proceeding in FERC Docket Nos. EL03-137, et al. (including Docket No. EL03-168) and EL03-180, et al. (including Docket No. EL03-200) and any related appeals of orders in that proceeding and any proceedings on remand.

1.43	“General Terms and Conditions” means this portion of the Agreement, which contains generally applicable terms and conditions.

1.44	“IN03-10 Proceeding” means the FERC proceeding conducted in Docket No. IN03-10 and related appeals of orders in that proceeding and any proceedings on remand.

1.45	“Interest Shortfall” means the difference between the interest actually earned on funds held by the PX and/or ISO and the interest that would be earned through application of the FERC Interest Rate.

1.46	“Interest Shortfall on Refunds” means the Interest Shortfall on Settling Supplier Refunds, an estimate of which is set forth in Item 4.1.1.4 of the Cover Sheet.

1.47	“ISO” means the California Independent System Operator Corporation, a California public benefit corporation.

1.48
“ISO Re-Run Proceeding” means the FERC proceeding conducted in Docket No. ER03-746 concerning ISO re-run activity for the Refund Period, and related appeals of orders in that proceeding and any proceedings on remand.

1.49
“Lockyer v. FERC Remand” means proceedings conducted by FERC, in Docket No. EL02-71 or otherwise upon remand, pursuant to the decision of the U.S. Court of Appeals for the Ninth Circuit in Lockyer v. FERC, No. 02-73093.

1.50	“Mitigation” means the obligation to pay or account for refunds, adjustments, allowances or charges, other than those in the Preparatory Rerun, as determined in the EL00-95 Proceeding.

1.51
“Net Refund Recipients” means those Participants, other than Deemed Distribution Participants, that elect to participate in this settlement either as a Party or pursuant to Section 8.1 and that are owed net refunds after consideration of amounts that the particular Participant may itself owe to the California Markets in the form of refunds (unadjusted for Refund Offsets or charges for same).

1.52	“Non-Settling Participants” means Participants, other than Settling Supplier and the California Parties, that do not elect to participate in this settlement pursuant to Section 8.1.

1.53	“PA02-2 Proceeding” means the FERC proceeding and investigation conducted in Docket No. PA02-2 and related appeals of orders in that proceeding and any proceedings on remand.

1.54
“Participant” or “Participants” means those entities that directly sold capacity, energy, and/or ancillary services to or purchased capacity, energy, and/or ancillary services from the California Markets during part or all of the Settlement Period.

1.55
“Parking Practices” means those practices engaged in by Settling Supplier for which it has agreed to pay $1,000,000.00 pursuant to a settlement with FERC Trial Staff, as approved by FERC in Public Service Company of New Mexico, 112 FERC ¶ 61,033 (July 6, 2005), and more fully described by the California Parties in, among other things, the “Complaint of the People of the State Of California, ex rel. Edmund G. Brown Jr., Attorney General,” Docket No. EL09-56-000, dated May 22, 2009, at 24-25, and related materials.

1.56	“Party” or “Parties” shall have the meaning set forth in the preamble to the Cover Sheet.

1.57	“PECO/Exelon” means, collectively, PECO Energy Company, Exelon Corporation, Exelon Generation Company, LLC, and Commonwealth Edison Company.

1.58	“PG&E” means Pacific Gas and Electric Company, a California corporation.

1.59
“PG&E Bankruptcy Proceedings” means the proceedings associated with the voluntary bankruptcy petition filed under Chapter 11 of the Bankruptcy Code by PG&E on April 6, 2001, in the United States Bankruptcy Court for the Northern District of California, San Francisco Division, designated as Case No. 01-30923 DM.

1.60
“Physical Withholding Investigation” means FERC’s undocketed fact-finding investigation regarding alleged physical withholding of generation, as described in Initial Report on Physical Withholding by Generators Selling into the California Market and Notification to Companies, issued by FERC staff on August 1, 2003.

1.61	“Pinnacle West Companies” means, collectively, Arizona Public Service Company, Pinnacle West Capital Corporation and APS Energy Service Company, Inc.

1.62	“Post-January 17, 2001 Period” means the period January 18, 2001 through June 20, 2001.

1.63	“Pre-January 18, 2001 Period” means the period October 2, 2000 through January 17, 2001.

1.64	“Pre-October Period” means the period May 1, 2000 through October 1, 2000.

1.65
“Preparatory Rerun” means the ISO settlements rerun process for the Refund Period, conducted pursuant to FERC Docket No. ER03-746, before and without regard to the calculation of any refunds or Mitigation.

1.66
“Prior Settlements” means, collectively, those settlements memorialized by settlement agreements entered into by the California Parties prior to the Settlement Effective Date that (i) are substantially similar to the terms and conditions of this Agreement, including, without limitation, the settlements identified in Exhibit C to the Cover Sheet, and (ii) have been approved by FERC on or prior to the Settlement Effective Date.  Prior Settlements may be referred to individually as a “Prior Settlement.”

1.67	“PX” means the California Power Exchange Corporation, a California public benefit corporation.

1.68
“PX Settlement Clearing Account” means any and all accounts of the PX or the reorganized PX holding funds in trust pursuant to the terms of the PX tariff, the ISO tariff, or a court order. The PX Settlement Clearing Account does not include collateral and funds held for payment of chargeback amounts, which are maintained in segregated accounts, as those terms are defined in the PX’s First Amended Chapter 11 Plan.

1.69
“PX Wind-Up Charges” means charges pursuant to the settlement approved by FERC in Docket Nos. ER05-167, et al., California Power Exchange Corp., 113 FERC ¶ 61,017 (Oct. 11, 2005), and the United States Bankruptcy Court for the Central District of California on October 19, 2005 (Case No. LA01-16577-ES), and any substantially similar charges assessed against Settling Supplier by the PX pursuant to FERC approval or acceptance.

1.70	“Receivables Excess” shall have the meaning set forth in Section 5.6.1.

1.71	“Receivables Shortfall” shall have the meaning set forth in Section 5.6.1.

1.72	“Refund Excess” shall have the meaning set forth in Section 5.6.1.

1.73	“Refund Offsets” means any Emissions Offset, Fuel Cost Allowance, or Cost Offset.

1.74	“Refund Period” means the period October 2, 2000 through June 20, 2001.

1.75	“Refund Shortfall” shall have the meaning set forth in Section 5.6.1.

1.76	“Required Approvals” means the regulatory approvals set forth in Section 9.1.

1.77	“SCE” means Southern California Edison Company, a California corporation.

1.78	“SDG&E” means San Diego Gas & Electric Company, a California corporation.

1.79	“Settled Proceedings” means the FERC Proceedings, the Lockyer v. FERC Remand, the BPA v. FERC Remand, and the CPUC v. FERC Remand.

1.80	“Settlement Effective Date” means the date on which FERC issues the FERC Settlement Order.

1.81	“Settlement Period” means the period January 1, 2000 through June 20, 2001.

1.82	“Settlement Proceeds” shall have the meaning set forth in Section 4.1.

1.83	“Settling Participants” means the California Parties and Additional Settling Participants.

1.84	“Settling Supplier” shall have the meaning set forth in the Item corresponding to this Section in the Cover Sheet.

1.85
“Settling Supplier Receivables” means all of Settling Supplier’s rights and claims to payment by or from the PX and/or the ISO, before Mitigation in the EL00-95 Proceeding, for sales of energy and ancillary services into the California Markets during the Settlement Period and Chargeback Amounts to which Settling Supplier claims an entitlement.

1.86	“Settling Supplier Refund Escrow (PNM)” means that interest-bearing escrow fund established pursuant to and in accordance with the Agreement for Disposition of Escrowed Funds.

1.87	“Settling Supplier Refunds” shall have the meaning set forth in Section 5.1.

1.88	“Settling Supplier’s Interest Shortfall Estimate” means the amount set forth in Item 4.1.1.1(d) of the Cover Sheet.

1.89	“SRP” means the Salt River Project Agricultural Improvement and Power District, a political subdivision of the State of Arizona.

1.90
“Transferred Receivables” means Settling Supplier’s right to payment on account of Settling Supplier Receivables in an amount equal to the Unadjusted Transferred Receivables, as thereafter adjusted in accordance with Section 4.1.1.3.

1.91
“Unadjusted Transferred Receivables” means Settling Supplier’s right to payment on account of Settling Supplier Receivables in an amount specified in Item 4.1.1.2 of the Cover Sheet, which amount includes estimated interest through December 31, 2009.

1.92	“Unsettled Participant Interest Amount” shall have the meaning set forth in Section 6.1.3.1.

1.93	“Unsettled Participant Refund Amount” shall have the meaning set forth in Section 6.1.3.1.

1.94	“Unsettled Settling Supplier Interest Amount” shall have the meaning set forth in Section 6.1.3.

1.95	“Unsettled Settling Supplier Refund Amount” shall have the meaning set forth in Section 6.1.3.

1.96
“Western Energy Markets” means those markets for electric capacity, energy, and/or ancillary services in the territories covered by the Western Electricity Coordinating Council (f/k/a the Western Systems Coordinating Council) including the California Markets.

ARTICLE II
SCOPE AND EFFECTIVENESS OF GENERAL TERMS AND CONDITIONS; CONDITIONS TO EFFECTIVENESS; TERMINATION

2.1	Scope and Effectiveness of General Terms and Conditions.

2.1.1	Effectiveness. These General Terms and Conditions shall be effective only in conjunction with a fully-executed Cover Sheet appending these General Terms and Conditions

2.1.2	Inconsistencies. Any inconsistencies between the terms of the Cover Sheet and the terms of these General Terms and Conditions shall be resolved in favor of the Cover Sheet.

2.2	Effect of Settlement Effective Date.

2.2.1
Condition Precedent.  The occurrence of the Settlement Effective Date is a condition precedent to the following: (i) the obligation of a Party to make payments, assign receivables and interest due thereon, assume liabilities, or release claims hereunder, and (ii) the effectiveness of all releases and the withdrawals of claims and defenses specified hereunder.

2.2.2	Binding Obligation. Except as provided in Section 2.2.1, this Agreement shall be a binding obligation of each Party upon the occurrence of the Execution Date.

2.2.3	Additional Settling Participant. Each Additional Settling Participant shall be bound to this Agreement as of the Settlement Effective Date.

2.3	Termination.

2.3.1
Termination by California Parties or Settling Supplier.  This Agreement shall terminate on the date of a Final Order rejecting this Agreement in whole or in material part or accepting this Agreement with material conditions or modifications deemed unacceptable to any adversely affected Party or as provided herein in Section 4.3.  In the event of a material condition or modification that adversely affects any Party, each Party so affected shall communicate its consent or lack of consent to such material condition or modification in writing to the other Parties no later than 5 Business Days after the date of the order that imposes the material condition or modification on FERC’s approval of this Agreement. The failure of an adversely affected Party to provide written notice to the other Parties in accordance with the foregoing sentence shall constitute acceptance by such Party of the material change or condition; provided, however, that the Parties may, in the sole discretion of each Party, agree to attempt to modify this Agreement in a manner that would resolve the grounds for which the Required Approval by FERC was denied. Nothing herein shall be construed as obligating any Party to appeal a Final Order rejecting this Agreement or approving this Agreement with material change or condition unacceptable to any adversely affected Party.

2.3.2
Termination by California Parties.  If FERC fails by April 30, 2010, to issue the FERC Settlement Order, then the California Parties may, in their sole discretion, terminate this Agreement at any time after April 30, 2010.

2.3.3
Termination by Settling Supplier.  If FERC fails by September 30, 2010, to issue the FERC Settlement Order, then Settling Supplier may, in its sole discretion, terminate this Agreement at any time after September 30, 2010.

2.3.4	Effect of Termination. If this Agreement is terminated for any reason, pursuant to this Section 2.3 or Section 4.3:

2.3.4.1
all funds transferred to the Settling Supplier Refund Escrow (PNM), including cash transferred by Settling Supplier in accordance with the terms of the Agreement for the Disposition of Escrow Funds and/or this Agreement, and any funds transferred to the Settling Supplier Refund Escrow (PNM) by the ISO or PX pursuant to this Agreement, shall be immediately returned to Settling Supplier (with Settling Supplier assuming sole responsibility for payment of taxes owed on the interest that accrued on the funds in the Settling Supplier Refund Escrow (PNM) prior to the return of such funds and associated interest to Settling Supplier) and/or restored in the accounts of the ISO and PX, as appropriate, including, in each case, any interest actually earned on such amounts, and the books of the ISO and PX shall be revised to reflect the amounts in such accounts as would have existed as of the date of return or restoration as if this Settlement Agreement were not entered into in the first instance; and

2.3.4.2
this Agreement (excluding this Section 2.3.4, Section 4.1.2, and the tolling provisions in Section 7.7, which shall survive any such termination and remain fully enforceable) shall be null and void and of no further effect, with all rights, duties, and obligations of the Parties and the Additional Settling Participants thereafter restored as if this Agreement had never been executed.

ARTICLE III
SETTLEMENT AND ACKNOWLEDGEMENT

3.1
Settlement. In return for the consideration specified elsewhere in this Agreement and the full performance by the Parties of their respective obligations hereunder, and subject to the occurrence of the Settlement Effective Date, all claims as between the Settling Supplier, on the one hand, and the California Parties, on the other hand, relating to transactions in Western Energy Markets during the Settlement Period for damages, refunds, disgorgement of profits, costs and attorneys’ fees, or other monetary or non-monetary remedies in the Settled Proceedings are settled and resolved as set forth in Article VII (and subject to the exceptions set forth in Article VII).

3.2
Non-Settling Participants. No claims addressed in this Agreement shall be deemed settled as to Non-Settling Participants. All defenses, claims, or allegations made or asserted, or that could be made or asserted by the Parties and Additional Settling Participants against Non-Settling Participants are unaffected by this Agreement and expressly retained and preserved by the

Parties and Additional Settling Participants as provided in Section 7.4.3; provided, however, that in accordance with Section 7.1.4 and except as provided in Section 4.4, the California Utilities shall be responsible as of the Settlement Effective Date for the payment of any refunds, and any associated interest awarded by FERC thereon, by Settling Supplier to Non-Settling Participants in the FERC Proceedings.

ARTICLE IV
CONSIDERATION

4.1
Settling Supplier Monetary Consideration. In consideration of the respective covenants herein, Settling Supplier shall provide monetary consideration in the form of (a) the Cash Consideration, and (b) assignment of the Settling Supplier Receivables including interest thereon (collectively, the “Settlement Proceeds”).

4.1.1	Payments on Account of Settling Supplier Receivables.

4.1.1.1
Receivables on ISO and PX Books. The Parties acknowledge and agree that, as of the date specified in Item 4.1.1.1(a) in the Cover Sheet, the unpaid amount of Settling Supplier Receivables, excluding interest, before and without regard to Mitigation, but reflecting reversal of the soft cap, debits for the PX Wind-Up Charges, and adjustments for ISO or PX good faith negotiation dispute resolutions, was stated in the accounts of the ISO and PX to be the amount specified in Item 4.1.1.1(b) of the Cover Sheet (the “Estimated Receivables Amount”). Item 4.1.1.1(c) of the Cover Sheet sets forth the Parties’ joint estimate (prior to any adjustment for the Settling Supplier’s Interest Shortfall Estimate) of the unpaid amount of interest on the Estimated Receivables Amount accrued and unpaid through December 31, 2009, (the “Estimated Interest on Receivables Amount”). Settling Supplier warrants and represents that the Estimated Receivables Amount is consistent with all information concerning Settling Supplier Receivables of which it has knowledge as of the Execution Date. Settling Supplier further warrants and represents that it has not, as of the Execution Date, pledged, hypothecated, sold, transferred, or otherwise assigned, to any third party voluntarily, or to the best of its knowledge involuntarily, or by way of setoff or offset, any portion of the Settling Supplier Receivables or the associated interest on Settling Supplier Receivables and covenants that it will not do so following the Execution Date, except as expressly provided for herein.

4.1.1.2
Assignment of Receivables, Associated Interest, and Claims and Defenses. Effective as of the Settlement Effective Date, (i) Settling Supplier hereby assigns, sells, transfers, conveys, and delivers to the California Parties, free and clear of all claims, liens, and encumbrances all of its right, title, and interests in the Settling Supplier Receivables, as well as all associated interest on the Settling Supplier Receivables and all claims, rights of action and defenses otherwise available to the Settling Supplier arising from or relating to the Settling Supplier Receivables, and (ii) the California Parties shall, and do hereby, assume, purchase, acquire, and accept, without recourse to the Settling Supplier, as tenants in common, all of the Settling Suppliers’ right, title, and interest in and to the Settling Supplier Receivables and all claims, rights of action, and defenses otherwise available to the Settling Supplier arising from or relating to the Settling Supplier Receivables. The foregoing term “without recourse” shall not, however, limit or be construed as limiting in any way any rights the California Parties have with respect to the Settling Supplier pursuant to the express written provisions, representations, and warranties of this Agreement. The proceeds of the Transferred Receivables shall, no later than 10 Business Days after the Settlement Effective Date, (i) be paid by the PX to the Settling Supplier Refund Escrow (PNM) as provided in Section 4.1.1.4, and/or (ii) be transferred to the California Litigation Escrow as provided in Section 4.1.1.5, and/or (iii) be applied to the funding of the Deemed Distributions as provided in Section 5.2.2. Settling Supplier hereby irrevocably authorizes the California Parties, and their respective attorneys, agents, and employees, at any time and from time to time, to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) describe the foregoing assignment and application of funds, (ii) describe the assignments described herein in Sections 4.1.8, and 7.2.2, and (iii) provide any other information required by Part 5 of Article 9 of the Uniform Commercial Code of the jurisdiction in which such filing is made for the sufficiency or filing office acceptance of such financing statements or amendments, including whether Settling Supplier is an organization, its type of organization, and the charter or organization identification number issued to Settling Supplier.

4.1.1.3
Interest Adjustment; Notice to the ISO and PX. No later than 5 Business Days after the Settlement Effective Date, the California Parties shall calculate the estimated interest adjustment to the Unadjusted Transferred Receivables (such total adjusted amount referred to as the “Transferred Receivables”) that will accrue beginning January 1, 2010 through the projected dates of distribution pursuant to Sections 4.1.1.4 and 4.1.1.6. No later than 6 Business Days after the Settlement Effective Date, the California Parties shall advise the ISO and PX that the Transferred Receivables have been assigned to the California Parties pursuant to Section 4.1.1.2, and that the proceeds of the Transferred Receivables shall be applied to fund the consideration provided in this Agreement. The California Parties shall identify for the ISO and PX the amounts of any Deemed Distributions, as provided in Section 5.2.2.

4.1.1.4
Transfer by PX to Settling Supplier Refund Escrow (PNM). No later than 10 Business Days after the Settlement Effective Date, the PX shall transfer from the PX Settlement Clearing Account to the Settling Supplier Refund Escrow (PNM) a cash payment in the amount of the Transferred Receivables (i) minus the total of Deemed Distributions hereunder, (ii) minus the total estimated Interest Shortfall on Refunds, (iii) minus Settling Supplier’s Interest Shortfall Estimate, (iv) plus the amounts owed by Participants with negative allocations hereunder; (v) minus the amount specified in the Item corresponding to Section 4.1.1.5 in the Cover Sheet, and (vi) minus the refund amounts attributed to Settling Supplier and previously paid to APX pursuant to the APX Settlement described in Section 8.3. If the amount calculated pursuant to the preceding sentence is less than zero, the California Parties shall direct that the amount by which the total of the amounts set forth in (i) through (vi) of the preceding sentence exceeds the Transferred Receivables be transferred from the Settling Supplier Refund Escrow (PNM) to the PX for deposit in the PX Settlement Clearing Account no later than 10 Business Days after the Settlement Effective Date. The amounts owed by Participants with negative allocations shall be determined by considering only refunds and Refund Offsets associated with the Refund Period.

4.1.1.5
Transfer by PX to California Litigation Escrow. No later than 10 Business Days after the Settlement Effective Date, the PX shall transfer a cash payment in the amount specified in the Item corresponding to this Section in the Cover Sheet from the PX Settlement Clearing Account to an interest-bearing account designated as the “California Litigation Escrow.”

4.1.1.6	Transfer by PX to Settling Supplier. This section intentionally not used.

4.1.1.7
ISO and PX Data. Settling Supplier hereby authorizes the ISO and PX to release and provide to the California Parties, upon request, an electronic copy of all refund rerun statements for Settling Supplier, as well as supporting reports, for the Settlement Period. All copies of any documents (electronic or otherwise) provided by the ISO and the PX to the California Parties pursuant to this Section 4.1.1.7 shall be contemporaneously provided to Settling Supplier.

4.1.1.8
Early Distribution of Settling Supplier Receivables. In the event that the ISO or PX pays or otherwise distributes to Settling Supplier any part of the Settling Supplier Receivables subsequent to the date specified in Item 4.1.1.1(a) of the Cover Sheet, the Settling Supplier shall no later than 10 Business Days after such distribution transfer a cash amount equal to the total amount of such distribution by the ISO and PX to Settling Supplier to the Settling Supplier Refund Escrow (PNM).

4.1.2
Cash Consideration.  On January 15, 2010, Settling Supplier paid to the California Parties by wire transfer from funds other than the Settling Supplier Receivables and any amounts representing accrued and unpaid interest on the Settling Supplier Receivables, the amounts specified in Item 4.1.2(a) of the Cover Sheet (the “Cash Consideration”) to the Settling Supplier Refund Escrow (PNM). The Cash Consideration shall remain in the Settling Supplier Refund Escrow (PNM) until the Settlement Effective Date, absent mutual agreement by the Parties. If this Agreement is terminated for any reason prior to the Settlement Effective Date, then the California Parties shall, in accordance with Section 2.3.3 and no later than 5 Business Days after written notice of termination is provided by the Party terminating this Agreement in accordance with the terms of Article XI hereof, direct the escrow agent holding the Settling Supplier Refund Escrow (PNM) to disburse immediately to Settling Supplier all funds in the Settling Supplier Refund Escrow (PNM), including all interest earned thereon.

4.1.3
Interest on ISO and PX Transactions. Interest shall be calculated on the Settling Supplier Refunds specified in Item 5.1(e) of the Cover Sheet at the FERC Interest Rate. Likewise, interest shall be calculated on the Settling Supplier Receivables at the FERC Interest Rate. Such interest amounts shall be adjusted for Settling Supplier and each entity (including Deemed Distribution Participants) to which Settling Supplier Refunds are allocated by the amount of the estimated Interest

Shortfall allocated to such entity pursuant to the Allocation Matrix. Payment of the interest amounts will be pursuant to Section 5.3 and Section 6.1.4.

4.1.4
Responsibility for Escrows. Prior to the transfer of the Cash Consideration as recited in Section 4.1.2, the California Parties undertook such steps as were reasonably necessary to establish and govern the Settling Supplier Refund Escrow (PNM).  The California Parties shall, no later than 5 Business Days after the Settlement Effective Date, take such steps as are reasonably necessary to establish and govern the California Litigation Escrow. The Settling Supplier Refund Escrow (PNM) shall be maintained in a commercially reasonable interest-bearing account. The costs and maintenance of the Settling Supplier Refund Escrow (PNM) and the California Litigation Escrow (including, but not limited to, related accounting costs) shall be borne by the California Parties.  The amounts transferred to the Settling Supplier Refund Escrow (PNM) pursuant to Section 4.1.1.4 will be maintained in a separate subaccount solely attributable to this Agreement and shall be used only in a manner consistent with this Agreement. In the event that the California Litigation Escrow is not available to begin receiving funds 10 Business Days after the Settlement Effective Date, then all time periods provided in this Agreement for the payment of funds to or from the California Litigation Escrow shall be extended by the number of days between the tenth Business Day after the Settlement Effective Date and the date on which the California Litigation Escrow is available to begin receiving funds. The California Parties shall be solely responsible for administering the Settling Supplier Refund Escrow (PNM) and the California Litigation Escrow, provided that, prior to the Settlement Effective Date, the California Parties shall not administer the Settling Supplier Refund Escrow (PNM) in a manner inconsistent with the instructions for establishing that account as agreed upon by Settling Supplier and the California Parties.

4.1.5
PX Wind-Up Charges. Settling Supplier’s responsibility, if any, for a share of PX Wind-Up Charges shall be governed by the settlement approved by FERC’s order in Docket No. ER05-167, California Power Exchange Corp., 113 FERC ¶ 61,017 (Oct. 11, 2005), 120 FERC ¶ 61,006 (July 2, 2007) (order extending settlement period), and any subsequent FERC orders requiring a substantially similar charge by the PX to be assessed against Settling Supplier. The California Parties will pay any such charges that are assessed against Settling Supplier after December 31, 2009.  In the event this Agreement terminates pursuant to Section 2.3 or Section 4.3, Settling Supplier shall, no later than 10 Business Days after the date of termination, reimburse the California Parties, by wire transfer to the account(s) designated by the California Parties, the amount(s) paid by the California Parties pursuant to this Section 4.1.5 plus interest at the FERC Interest Rate.

4.1.6
ISO or PX Dispute Resolution Charges; Offsets.  The California Parties shall assume responsibility for the Settling Supplier’s share of ISO or PX dispute resolution allocations (e.g., good faith negotiations, alternative dispute resolution adjustments) applicable to transactions during the Settlement Period, to the extent such allocations are not included in the determination of Settling Supplier Receivables.  Any obligation the Settling Supplier may have, absent this Agreement, to pay Refund Offsets or other charges that may be assessed in the FERC Proceedings on account of sales by entities other than Settling Supplier, shall be the sole responsibility of the California Parties.

4.1.7	Prior and Future Settlements in the FERC Proceedings

4.1.7.1
Opt-in to Future Settlements.  Effective as of the Settlement Effective Date, Settling Supplier authorizes the California Parties, on behalf of Settling Supplier, to opt into each and every settlement reached by the California Parties with another supplier that in the reasonable judgment of the California Parties is substantially similar to any one or more of the Prior Settlements (that is, participate in such future settlements in the manner in which an Additional Settling Participant participates in this settlement or a Prior Settlement).

4.1.7.2	Opt-in to Prior Settlements.

(i)
Effective as of the Settlement Effective Date, (a) the California Parties consent to Settling Supplier’s late opt-in to each Prior Settlement as an additional settling participant and agree to not oppose any motion Settling Supplier may file with FERC seeking approval to opt in late as an additional settling participant to a Prior Settlement, and (b) Settling Supplier agrees to opt in late, and take such action as may reasonably be necessary to opt in late, to each Prior Settlement as an additional settling participant.

(ii)
Effective as of the Settlement Effective Date, Settling Supplier shall, without any further action, be bound by the terms of each Prior Settlement as an additional settling participant to the extent that it is not already so bound and to the extent that only the agreement of the California Parties is needed to opt in late to such Prior Settlement.

4.1.8
Refunds from Other Suppliers; Claims and Defenses; Assignment to the California Parties. Effective as of the Settlement Effective Date, except as provided in Section 7.2.2, Settling Supplier hereby assigns, sells, transfers, conveys, and delivers to the California Parties, free and clear of all liens, claims, and encumbrances all of its right, title, and interests in and to (i) all refunds, interest, credits, and other payments that it is, or becomes, entitled to receive on and after the Settlement Effective Date that are either directly or indirectly through others allocated to Settling Supplier and associated with transactions in the California Markets during the Settlement Period, and (ii) all claims, counterclaims, defenses, demands and cause or causes of action of any kind whatsoever of the Settling Supplier arising from or relating to such refunds, interest, credits, and other payments. Settling Supplier represents, warrants, and covenants with and to the California Parties that such assignment is and shall be free and clear of all liens, claims, and encumbrances.

4.1.9	Pre-October Period Refunds. This section intentionally not used.

4.1.10
Deemed Distributions from Prior Settlements. If the Settling Supplier was a deemed distribution participant in one or more Prior Settlements, and Settling Supplier has opted in to such Prior Settlement, or the California Parties have opted in to such Prior Settlement on Settling Supplier’s behalf, then the FERC Settlement Order shall constitute FERC’s authorization and direction to the PX to release to the California Parties no later than 20 Business Days after the Settlement Effective

Date (i) the cumulative principal amounts of all such deemed distributions to the extent that those deemed distributions relate to the Refund Period, and any associated interest thereon, as provided in such Prior Settlement, and (ii) the cumulative principal amounts of all such deemed distributions to the extent that those deemed distributions relate to the Pre-October Period, and any associated interest thereon, as provided in such Prior Settlement. The California Parties shall, no later than 10 Business Days after the Settlement Effective Date, designate to the PX in writing the account or accounts to which such amounts shall be released.

4.1.11
Deemed Distributions in Future Settlements. Amounts owed to Settling Supplier under future settlements entered into by the California Parties in the FERC Proceedings shall be payable to the California Parties in cash, by wire transfer to the account(s) designated by the California Parties, rather than as deemed distributions.

4.2	Settling Supplier’s Non-Monetary Consideration and Prospective Commitments.

4.2.1
Market Rules. Settling Supplier shall comply with FERC’s regulations, 18 C.F.R. § 1c (2009) and 18 C.F.R. §§ 35.36-35.37 (2009) as those regulations may be amended and in effect from time to time. Settling Supplier shall comply with applicable ISO tariff provisions. The foregoing does not enlarge or diminish the rights of any of the Parties under any of the foregoing regulations or tariff provisions. Each of the Parties is free to advocate changes in those regulations and tariff provisions.

4.2.2	Cooperation with California Parties.

4.2.2.1
At all times from and after the Settlement Effective Date, the Settling Supplier will, upon the reasonable request and at the sole expense of the California Parties, execute and/or deliver such further documents, agreements, instruments, and account and other books of record, and shall cooperate and do such other and further acts, as may be necessary to effectuate the Settling Suppliers’ transfer of the Settling Supplier Receivables pursuant to Section 4.1.1.

4.2.2.2
Subject to its rights under Section 7.4.3, Settling Supplier shall, for the twenty-four (24) month period following the Execution Date, cooperate with the California Parties in their pursuit of claims or potential claims relating to the operation of Western Energy Markets and western natural gas markets during the Settlement Period, provided that such cooperation shall not obligate Settling Supplier to waive any privileges, or waive or limit any rights, claims or defenses unrelated to this Agreement.  As part of its ongoing cooperation obligations, Settling Supplier shall make witnesses over which it exercises control available for interviews and depositions by the California Parties at mutually convenient times and locations.  The California Parties will seek information in a focused manner, and will work with Settling Supplier to streamline information and requests as appropriate.  Pursuant to its ongoing cooperation obligations, Settling Supplier will produce relevant, non-privileged documents to the California Parties as requested.  FERC’s Office of Enforcement shall be permitted to attend and ask questions at any such interviews or depositions, and shall be provided with copies of any written information provided through such cooperative efforts. The California Parties shall reimburse Settling Supplier for its reasonable out-of-pocket expenses (except for attorneys’ fees) incurred in connection with providing the cooperation specified in this Section 4.2.2. Except as specifically provided in this Agreement with respect to seeking FERC approval of this Agreement, nothing in this Agreement requires Settling Supplier to support the California Parties through submission of pleadings, testimony, or any form of position statement.

4.3
Failure of Consideration Due To California Parties. If (i) any of the transfers to the California Parties pursuant to Sections 4.1.1, 4.1.8, 4.1.10, 5.3, or 7.2.2 fails as the result of a breach by Settling Supplier of its representations and warranties set forth therein and/or in Section 10.1, or (ii) prior to payment of the cash transfers required of Settling Supplier pursuant to this Agreement, if any, Settling Supplier does any of the following: (A) takes any action in furtherance of filing a voluntary petition for relief under any chapter of the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) or consenting to the entry of any order for relief against it in any involuntary case filed or proposed to be filed against it pursuant to Section 303 of said Bankruptcy Code, (B) consents to the appointment of a custodian of it or for all or substantially all of its property, (C) makes a general assignment for the benefit of its creditors, (D) becomes insolvent (however evidenced, and including balance sheet and equitable insolvency), or (E) admits in writing its inability to pay its debts as they become due, then the California Parties may, at their option, subject to Settling Supplier’s cure rights set forth below, immediately terminate this Agreement. In such event, this Agreement (exclusive of the tolling provisions in Section 7.7) shall be null and void and of no further effect, with all rights, duties, and obligations of the Parties thereafter restored as if this Agreement had never been executed. All notices of termination delivered pursuant to this Section 4.3 shall be in writing and addressed to Settling Supplier in accordance with the notice provisions set forth herein, and shall clearly state the grounds for termination and the date on and after which such termination shall be effective. If the grounds for termination are solely based upon clause (i) above and Settling Supplier completely cures all defaults under that clause that are identified in the California Parties’ notice of termination no later than 5 Business Days after Settling Supplier’s receipt of the notice of termination, including payment of interest at the FERC Interest Rate on any payments past due under this Agreement, then this Agreement shall not terminate ab initio and all defaults identified in the California Parties’ notice of termination with respect to clause (i) above shall be deemed to have been cured.

4.4
Settling Supplier Gaming/Partnership Settlement or Dismissal.  No later than 10 Business Days after the Settlement Effective Date, the California Parties shall withdraw any request for rehearing or petition for review of any settlement between Settling Supplier and FERC trial staff or dismissal approved by FERC order in the Gaming/Partnership Proceeding (such settlements or dismissals being identified in the Item corresponding to this Section in the Cover Sheet). Additional Settling Participants shall be deemed to have withdrawn any requests for rehearing or petitions for review of such settlements or dismissals upon their election to be bound by this Agreement. Notwithstanding Section 7.1, all Parties and Additional Settling Participants shall remain free to assert any position they choose concerning the proper allocation by FERC of such settlement amount including settlement amounts related to Parking Practices. Notwithstanding anything to the contrary in this Agreement, the California Parties shall not be responsible for any amount payable by, or that has already been paid by, the Settling Supplier pursuant to any settlement or otherwise in the Gaming/Partnership Proceeding identified in the Item corresponding to this section in the Cover Sheet.

ARTICLE V
DISPOSITION AND ALLOCATION OF SETTLEMENT PROCEEDS

5.1
Allocation of Settlement Proceeds. For purposes of the allocation of the Settlement Proceeds only, Settling Supplier shall be deemed to have provided a total principal refund in the amount specified in Item 5.1(e) of the Cover Sheet (the “Settling Supplier Refunds”), which amount shall be allocated as shown in Items 5.1(a), 5.1(b), and 5.1(d) of the Cover Sheet to the Pre-January 18, 2001 Period, the Post-January 17, 2001 Period, and the Pre-October Period, respectively.  Refunds associated with Settling Supplier’s short-term bilateral sales to CERS are set forth in Item 5.1(f) in the Cover Sheet.  Settling Supplier does not endorse or take any position on the foregoing allocation of Settlement Proceeds, but the Agreement establishes such allocation to ensure the distribution of funds as contemplated by the California Parties.

5.2
Allocations in Allocation Matrix. The Allocation Matrix sets forth the allocation of the Settling Supplier Refunds as established by the California Parties. The Allocation Matrix also sets forth the estimated interest to be distributed to Settling Participants, which includes interest calculated at the FERC Interest Rate on the Settling Supplier Refunds, less the estimated Interest Shortfall on Refunds as of December 31, 2009.  As provided for below, the Settling Supplier Refunds and associated interest payable to Settling Participants, and the amount payable to CERS set forth in Item 5.1(f) of the Cover Sheet, shall be distributed either (i) in the case of Settling Participants that are Net Refund Recipients, as cash distributions from the Settling Supplier Refund Escrow, as provided in Section 5.2.1, or (ii) in the case of Settling Participants that are not Net Refund Recipients, as Deemed Distributions, as provided in Section 5.2.2. Distributions pursuant to Sections 5.2.1 and 5.2.2 shall be made to Settling Participants no later than 20 Business Days after the Settlement Effective Date.

5.2.1
Cash Distributions to Net Refund Recipients. Settling Supplier Refunds and associated interest allocated in the Allocation Matrix to Settling Participants that are Net Refund Recipients, and the amount payable to CERS set forth in Item 5.1(f) of the Cover Sheet, shall be paid in cash to CERS and the other such Settling Participants that are Net Refund Recipients from the Settling Supplier Refund Escrow (PNM).

5.2.2	Deemed Distributions to Deemed Distribution Participants.

5.2.2.1
Deemed Distribution Participants that are or become Settling Participants shall receive their allocated share of the Settling Supplier Refunds and associated interest, as shown on the Allocation Matrix and as adjusted pursuant to Sections 4.1.1.3 and 6.1.4, as a Deemed Distribution.

5.2.2.2
FERC’s approval of this Agreement in the FERC Settlement Order shall constitute approval of the treatment and allocation of Deemed Distributions as provided herein, and constitutes FERC’s determination that the escrow established by PG&E pursuant to its Plan of Reorganization for payment of its outstanding debts to the PX may be reduced in an amount equal to its allocated share of Settling Supplier Refunds.

5.2.3	Cost Offset. This section intentionally not used..

5.2.4	Fuel Cost Allowances. Section intentionally not used.

5.2.5
Net Payer. Any amount shown on the Allocation Matrix as owed by a Party other than Settling Supplier, or by an Additional Settling Participant, will be reflected on the books of the ISO and PX as an additional amount owed by that Party or Additional Settling Participant.

5.3
Payment of Interest on Settling Supplier Refunds and Settling Supplier Receivables. Estimated interest (adjusted for the Settling Supplier’s Interest Shortfall Estimate and the estimated Interest Shortfall on Refunds, as provided herein) shall be calculated and distributed concurrently with principal amounts in accordance with this Agreement. With the exception of such interest that shall accrue (a) in the Settling Supplier Refund Escrow (PNM), (b) in the California Litigation Escrow, and (c) on amounts withheld from distribution as the Settling Supplier’s Interest Shortfall Estimate, and subject to the provisions of Section 6.1.4 with respect to Deemed Distributions of Settling Supplier Refunds, interest shall stop accruing on the Settling Supplier Refunds, the Settling Supplier Receivables, and the Estimated Interest on Receivables Amount on the date that such funds are transferred by the PX to the Settling Supplier Refund Escrow (PNM) or the California Litigation Escrow, as appropriate, but interest shall continue to accrue on both the principal amounts and the previously accrued interest until such date of transfer. No later than 15 Business Days after issuance of the FERC Interest Determination, the California Parties shall pay to, or receive from, the ISO and PX, the difference between (a) the Estimated Interest on Receivables Amount less Settling Supplier’s Interest Shortfall Estimate previously withheld from distribution hereunder, and (b) the amount of interest that the FERC Interest Determination finds to be owing to Settling Supplier on such receivables. The Allocation Matrix states the amount of estimated Interest Shortfall allocated to each Participant, which amounts will be reflected in the calculation of Interest Shortfall ultimately assessed by the ISO and PX to each such Participant, such that the estimated Interest Shortfall, as determined herein for each Settling Participant, will ultimately be trued-up based on each individual Settling Participant’s allocated share of the Interest Shortfall. The Parties shall update all estimated interest calculations through the date that the funds are transferred in accordance with Article IV by adding each refund recipient’s allocated share of the estimated adjustment to the Unadjusted Transferred Receivables set forth in Section 4.1.1.3.

5.4
Distribution of California Litigation Escrow. All funds in the California Litigation Escrow shall be distributed in accordance with a separate agreement among the California Parties (the “Allocation Agreement”), which also may provide for reallocation among the California Parties of the California Parties’ share of Settling Supplier Refunds and associated interest. The Allocation Agreement shall provide for the allocation among the California Parties of the California Parties’ financial responsibilities and entitlements under this Agreement. Distributions from the California Litigation Escrow will accrue interest only from the date that the California Litigation Escrow is funded and at the rate of interest earned on the funds held in the California Litigation Escrow but the initial transfer of funds into the California Litigation Escrow may include interest paid as provided for in Sections 4.1.3 and 5.3.

5.5
Distributions to Non-Settling Participants and Disposition of Escrowed Funds. Amounts specified on the Allocation Matrix as allocated to Participants that, by not making the election provided in Section 8.1, become Non-Settling Participants will be retained in the Settling Supplier Refund Escrow (PNM) until such time as they are paid in  accordance with Section 5.6.

5.6	Receivables Shortfalls and Excesses; Refund Shortfalls and Excesses.

5.6.1
Shortfalls and Excesses. For the purposes of this Section 5.6, (i) “Receivables Shortfall” means the positive net amount, if any, by which the actual Settling Supplier Receivables as determined in the FERC Receivables Determination are less than the amount identified in Item 4.1.1.1(b) of the Cover Sheet, plus the amount, if any, by which the actual interest on Settling Supplier Receivables as determined in the FERC Interest Determination, are less than the amount identified in Item 4.1.1.1(c) of the Cover Sheet; (ii) “Receivables Excess” means the positive net amount, if any, by which the actual Settling Supplier Receivables as determined by FERC in the FERC Receivables Determination are more than the amount identified in Item 4.1.1.1(b) of the Cover Sheet, plus the amount, if any, by which the actual interest on Settling Supplier Receivables as determined in the FERC Interest Determination are more than the amount identified in Item 4.1.1.1(c) of the Cover Sheet, as adjusted pursuant to Section 4.1.1.3; (iii) “Refund Shortfall” means the amount, if any, by which the funds deposited in the Settling Supplier Refund Escrow (PNM) for refunds and interest to Non-Settling Participants based on the Allocation Matrix are insufficient to satisfy all refund awards (other than those for which Settling Supplier remains responsible under Section 4.1.5) made to Non-Settling Participants for any particular period, e.g., the Pre-October Period, the Pre-January 18, 2001 Period, or the Post-January 17, 2001 Period, as determined by FERC in the FERC Refund Determination and the FERC Interest Determination; and (iv) “Refund Excess” means the amount, if any, by which the funds deposited in the Settling Supplier Refund Escrow (PNM) for refunds and interest to Non-Settling Participants based on the Allocation Matrix exceeds the amounts needed to satisfy all refund awards made to Non-Settling Participants for any particular period, e.g., the Pre-October Period, the Pre-January 18, 2001 Period, or the Post-January 17, 2001 Period, as determined by FERC in the FERC Refund Determination and the FERC Interest Determination. To the extent that a shortfall is created by the difference between (i) the actual amount of interest earned on the Cash Consideration during the period from the date such Cash Consideration was transferred by Settling Supplier to the Settling Supplier Refund Escrow and the Settlement Effective Date, and (ii) the amount of interest that would have been earned on the Cash Consideration during such period at the FERC Interest Rate, such shortfall shall be allocated to all Settling Participants pro rata (that is, in relation to the total refunds allocated to each Settling Participant in the Allocation Matrix).  If, as a result of an order by a court of appeals that is no longer subject to appeal or a FERC order on remand of such court order, the FERC Receivables Determination and/or the FERC Refund Determination is/are changed in a way that increases or decreases the amount of the Receivables Shortfall, Receivables Excess, Refund Shortfall, or Refund Excess as determined above, there shall be a true-up for such change by way of refund or surcharge (or debit or credit to the applicable ISO or PX account), as appropriate, with interest at the FERC Interest Rate or such other rate as FERC may determine to be applicable, to give full effect to the change from the FERC Receivables Determination and/or the FERC Refund Determination. Any such change in the Receivables Shortfall, Receivables Excess, Refund Shortfall, or Refund Excess pursuant to such a true-up shall benefit, or be the responsibility of, the California Parties.

5.6.2
January 1, 2000 – October 1, 2000 Period. Subject to Section 5.8, the California Utilities shall be responsible, and the Settling Supplier shall not be responsible, for any Refund Shortfall or Receivables Shortfall allocated to the period January 1, 2000 through October 1, 2000, inclusive. Any such responsibility shall be deemed to be a reversal of amounts allocated to the California Utilities and shall be paid to the ISO and/or the PX, as appropriate, from the amounts allocated to the California Utilities, on a pro rata basis determined with reference to the principal amount of refunds (including Deemed Distributions) allocated to each of the California Utilities in the Allocation Matrix for that period. The California Utilities, and not Settling Supplier, shall be entitled to payment, by the ISO and/or PX as appropriate, of any Refund Excess or Receivables Excess allocated to such period. Said amount shall be paid into the California Litigation Escrow and allocated among the California Utilities on a pro rata basis determined with reference to the total principal amount of the refund (including Deemed Distributions) allocated to each of the California Utilities in the Allocation Matrix for that period.

5.6.3
Pre-January 18, 2001 Period. Subject to Section 5.8 and Section 4.1.5, the California Utilities shall be responsible, and the Settling Supplier shall not be responsible, for any Refund Shortfall or Receivables Shortfall allocated to the Pre-January 18, 2001 Period. Any such responsibility shall be deemed to be a reversal of amounts allocated to the California Utilities under this Agreement and shall be paid to the ISO and/or the PX, as appropriate, from the amounts allocated to the California Utilities, on a pro rata basis determined with reference to the principal amount of refunds (including Deemed Distributions) allocated to each of the California Utilities in the Allocation Matrix for that period. The California Utilities, and not Settling Supplier, shall be entitled to payment of any Refund Excess or Receivables Excess allocated to the Pre-January 18, 2001 Period. Said amount shall be paid into the California Litigation Escrow and allocated among the California Utilities on a pro rata basis determined with reference to the total principal amount of the refund (including Deemed Distributions) allocated to each of the California Utilities in the Allocation Matrix for that period.

5.6.4
Post-January 17, 2001 Period. Subject to Section 5.8, CERS shall be responsible, and the Settling Supplier shall not be responsible, for any Refund Shortfall or Receivables Shortfall allocated to the Post-January 17, 2001 Period, and shall be entitled to payment of any Refund Excess or Receivables Excess allocated to the Post-January 17, 2001 Period, except to the extent that any refunds paid to CERS for the Post-January 17, 2001 Period pursuant to the Allocation Matrix are subsequently reallocated to the California Utilities by agreement of CERS and the California Utilities.

5.7	Effect of Subsequent FERC Orders and Appeals.

5.7.1
Changed FERC Interest Determination. If, as a result of an order by a court of appeals that is no longer subject to appeal or a FERC order on remand of such court order, the FERC Interest Determination is changed in a way that increases or decreases the amount of Interest Shortfall allocated to Settling Supplier, there shall be a true-up for such change by way of refund or surcharge (or debit or credit to the applicable ISO or PX account, as appropriate), with interest at the FERC Interest Rate or such other rate as FERC may determine to be applicable, to give full effect to the change from the FERC Interest Determination. Any refund of interest or surcharge allocated to the Settling Supplier pursuant to such a true-up shall benefit, or be the responsibility of, the California Parties and shall be treated as a Refund Shortfall or Refund Excess in accordance with the terms of Section 5.6.

5.7.2
Changed FERC Allowances. If, as a result of an order by a court of appeals that is no longer subject to appeal or a FERC order on remand of such a court order, the FERC Allowances Determination is changed in a way that increases or decreases the allocation of Fuel Cost Allowances and/or the allocation of Emissions Offsets and/or the allocation of Cost Offsets among the Settling Participants, stated in the Allocation Matrix, then the amount of Fuel Cost Allowances and/or Emissions Offsets and/or Cost Offsets paid to or by each Settling Participant pursuant to the Allocation Matrix shall be trued-up among such Settling Participants, by way of refund or surcharge, with interest at the FERC Interest Rate or such other rate as FERC may determine to be applicable, to give full effect to the change from the FERC Allowances Determination.  Any refund or surcharge allocated to the Settling Supplier pursuant to such a true-up shall solely benefit, or be the responsibility of, the California Parties.

5.7.3
Payment Procedures. All payments pursuant to this Section 5.7 shall be made at the time and in the manner specified by the court of appeals or, upon remand, by FERC. If neither FERC nor the court of appeals specifies the time and manner for such payments, then such payments shall be made by wire transfer no later than 20 Business Days after the date that the applicable court of appeals order or FERC order on remand changing the FERC Interest Determination or the FERC Allowances Determination has become final and no longer subject to appeal.

5.8
Limitations on California Parties’ Obligations. Notwithstanding anything to the contrary contained in this Agreement, the obligation of any of the California Parties to make payments on behalf of Settling Supplier or otherwise: (a) shall, as to Non-Settling Participants, be limited to payment of claims in the FERC Proceedings arising from Settling Supplier’s transactions in the California Markets during the Settlement Period and shall not encompass payment of claims arising from other transactions or in any other proceeding; and (b) shall not, in any event, exceed the total amount allocated to that California Party from the Settlement Proceeds as set forth in (i) the Allocation Matrix and (ii) the Allocation Agreement from the amount specified in Item 4.1.1.5 of the Cover Sheet, provided, however, that to the extent an obligation of any California Party under this Agreement to make payment on behalf of Settling Supplier exceeds the total amount allocated to that California Party from the Settlement Proceeds as set forth in (i) the Allocation Matrix with respect to transactions in the California Markets and (ii) the Allocation Agreement from the amount specified in Item 4.1.1.5 of the Cover Sheet, the remaining California Parties to which Settlement Proceeds are allocated in the Allocation Matrix shall be jointly and severally liable to make such payments on behalf of Settling Supplier up to the amount allocated to each such California Party from the Settlement Proceeds as set forth in (i) the Allocation Matrix and (ii) the Allocation Agreement from the amount specified in Item 4.1.1.5 of the Cover Sheet with respect to transactions in the California Markets, and provided further that CERS shall not be liable for any claims allocated to time periods other than the Post-January 17 Period. Without limiting the foregoing, nothing in this Agreement shall require the California Parties to bear any liability to any party relating to (a) Settling Supplier’s sales outside of the California Markets for the Settlement Period, or (b) any Settling Supplier transactions prior to or after the Settlement Period.

ARTICLE VI
ISO AND PX ACCOUNTING

6.1
FERC-Directed Compliance. The FERC Settlement Order shall constitute authorization and direction to the ISO and PX to implement the terms of this Agreement. As a result of FERC’s approval of this Agreement in the FERC Settlement Order, the ISO and/or PX shall be required to do the following:

6.1.1
General Accounting Treatment. The ISO and PX shall conform their books and records, including as to each Participant’s accounts, to reflect the distributions, offsets, transfers, adjustments, and status of accounts provided for in this Agreement.

6.1.2
Accounting Treatment of Assigned Settling Supplier Receivables. The PX and ISO shall reflect on their books and records all distributions from the PX Settlement Clearing Account to the Settling Supplier Refund Escrow (PNM) that represent payments of amounts owed by the ISO to Settling Supplier for the Settling Supplier Receivables. The ISO shall recognize, as a reduction in the amounts payable by the PX to the ISO, all distributions from the PX Settlement Clearing Account to the Settling Supplier Refund Escrow (PNM) that represent payments of amounts owed by the ISO to Settling Supplier for the Settling Supplier Receivables.

6.1.3
Calculation and Accounting Treatment of Distributions To Settling Participants and Non-Settling Participants. The ISO and PX shall calculate the amount, if any, that Settling Supplier would owe in refunds and associated interest pursuant to FERC’s orders in the EL00-95 Proceeding for each of three time periods: the Pre-October Period (subject to FERC issuing a refund order covering said period), the Pre-January 18, 2001 Period and the Post-January 17, 2001 Period (“Unsettled Settling Supplier Refund Amount” and/or “Unsettled Settling Supplier Interest Amount,” as applicable), and submit those calculations for approval to FERC at the same time that they submit their calculations of refunds and/or interest for other Participants.

6.1.3.1
Calculation of Settling Supplier Refund and Interest Amounts For Individual Participants. Following the date of the FERC Refund Determination and/or the FERC Interest Determination, but prior to the date on which refunds and/or interest are to be paid pursuant to the FERC Refund Determination and/or the FERC Interest Determination, as applicable, the ISO and PX, working with the California Parties, shall determine the portion of the Unsettled Settling Supplier Refund Amount or the Unsettled Settling Supplier Interest Amount, as applicable that, absent this Agreement, would be deemed to be owed for Settling Supplier’s sales of energy and ancillary services into the California Markets to each Participant that is entitled to receive refunds (“Unsettled Participant Refund Amount” and/or “Unsettled Participant Interest Amount,” as applicable). The ISO and PX, working with the California Parties, shall determine the Unsettled Participant Refund Amount for each Participant by multiplying the Unsettled Settling Supplier Refund Amount for each respective time period by each Participant’s percentage share of refunds in the California Markets (combined) for that time period. The ISO and PX, working with the California Parties, shall determine the Unsettled Participant Interest Amount based upon the Unsettled Participant Refund Amount.

6.1.3.2
Accounting Treatment of Distributions to Settling Participants. The ISO and PX shall reflect on their books and records, including as to each Participant’s accounts, that Settling Participants have, through this Agreement, been paid in full their share of all Settling Supplier Refunds and associated interest allocated to them under this Agreement, subject to the true-ups and adjustments provided for elsewhere in this Agreement, and shall not be entitled to receive the Unsettled Participant Refund Amount or the Unsettled Participant Interest Amount, if different from the amount of Settling Supplier Refunds and associated interest on the amounts of Settling Supplier Refunds allocated to each respective Settling Participant under this Agreement.

6.1.3.3
Accounting Treatment of Deemed Distributions. The PX and ISO shall reflect Deemed Distributions on their books and records as reductions in the amounts owed to the PX and/or ISO by any Settling Participant that receives a Deemed Distribution. The ISO shall recognize, as a reduction in the amounts payable by the PX to the ISO, all Deemed Distributions under Section 5.2.2 by the ISO that are applied to amounts owed to the PX by Deemed Distribution Participants. To the extent that, pursuant to Section 4.1.10, the California Parties are paid amounts that had been credited to Settling Supplier’s account as deemed distributions in Prior Settlements, the PX and ISO shall make appropriate accounting adjustments in Settling Supplier’s accounts to reflect such released amounts. All Deemed Distributions shall be credited as of the Settlement Effective Date.

6.1.3.4
Accounting Treatment of Distributions to Non-Settling Participants. The ISO and PX shall reflect on their books and records distributions from the Settling Supplier Refund Escrow (PNM) to Non-Settling Participants pursuant to Section 5.5 as payments to Non-Settling Participants.

6.1.4
Interest Accrual. The PX and ISO shall reflect on their books and records that Settling Participants have, through this Agreement, been paid interest associated with their share of Settling Supplier Refunds allocated to them under this Agreement and that, with respect to Settling Participants, the further accrual of interest at the FERC Interest Rate subject to any allocation of Interest Shortfall as established in the FERC Interest Determination on Settling Supplier Refunds payable to Settling Participants ceases upon the transfer of funds from the PX and/or the ISO to the Settling Supplier Refund Escrow (PNM) and the California Litigation Escrow, as appropriate, pursuant to this Agreement, or as may be transferred for accounting purposes through the implementation of Deemed Distributions, and, for purposes of the accounts of the PX and the ISO, no interest on such principal amounts shall accrue after transfer except as may be earned on transferred amounts while on deposit in the Settling Supplier Refund Escrow (PNM) and the California Litigation Escrow, as appropriate. Interest will continue to accrue, at the FERC Interest Rate, on Settling Supplier’s Interest Shortfall Estimate, and on any excess receivables as provided under Sections 5.6.2, 5.6.3 and 5.6.4 through the date of their distribution and on any unpaid interest balances until they are paid as provided for herein.

6.2	Amounts Withheld from Distribution to Settling Supplier. This section intentionally not used.

6.3
Settling Supplier’s Collateral. The California Parties acknowledge and agree that (i) upon the Settlement Effective Date, all of Settling Supplier’s liabilities in the PX with respect to Settling Participants will be deemed billed and settled for purposes of the PX tariff, and (ii) no later than 15 Business Days after the Settlement Effective Date, Settling Supplier shall be entitled to a release by the PX of any and all collateral posted by Settling Supplier, plus all interest actually earned by the PX on such returned collateral amount.  FERC’s approval of this Agreement in the FERC Settlement Order shall constitute its direction to the PX to release and return all collateral provided by Settling Supplier and to forego or otherwise withdraw all requests for additional collateral from Settling Supplier, in each case to the extent that such collateral or request for collateral applies to liabilities that are released by this Agreement, or involves an amount of collateral that is calculated taking into account such liabilities.

6.4
Duty of Cooperation. Each Party shall reasonably and in good faith cooperate with each other and the ISO and PX and take all reasonable steps to secure (i) the release and transfer of funds to the Settling Supplier Refund Escrow (PNM) and California Litigation Escrow as contemplated by this Agreement, (ii) the accounting treatment contemplated under this Article VI, and (iii) any other acts of the PX or the ISO necessary to effectuate the terms of this Agreement. This duty of cooperation shall include making individual or joint requests to the PX and/or the ISO, executing appropriate waivers, providing data, and providing other assistance to the PX and the ISO as necessary to implement this Agreement.

6.5
Tariff Waivers. FERC approval of this Agreement in the FERC Settlement Order shall constitute a grant of such waivers of the ISO and the PX tariffs as may be necessary for the ISO and the PX to disburse such funds as required by this Agreement, to account for transfers, allocations, and distributions of funds as required by this Agreement, and to otherwise implement this Agreement.

ARTICLE VII
RELEASES AND WAIVERS

7.1	Scope Of Settlement And Releases.

7.1.1
In return for the consideration specified elsewhere in this Agreement and full performance by the Parties of their respective obligations hereunder, and subject to the occurrence of the Settlement Effective Date, all claims as between the Settling Supplier, on the one hand, and the California Parties, on the other hand, relating to transactions (including Parking Practices) in the Western Energy Markets during the Settlement Period (and for all time periods at issue in the EL01-68 Proceeding) for damages, refunds, disgorgement of profits, costs and attorneys’ fees, or other monetary or non-monetary remedies in the Settled Proceedings shall be deemed settled and resolved, subject to Section 7.4, provided that nothing shall be deemed settled as to Non-Settling Participants.

7.1.2
Settling Supplier, the California Parties, and subject to Section 7.4.8, the Additional Settling Participants, agree that they will not contest (i) the amount of refund liability and/or offsets (exclusive of interest) or other monetary or non-monetary relief that Settling Supplier incurs in the EL00-95 Proceeding, the EL01-10

Proceeding, the Lockyer v. FERC Remand, the BPA v. FERC Remand, the CPUC v. FERC Remand, or (ii) the outcome of the other FERC Proceedings as they are resolved by this Agreement.

7.1.3
No later than 10 Business Days after the Settlement Effective Date, the California Parties shall withdraw their comments, if any, on the Settling Supplier Cost Offset filing. To the extent applicable, Additional Settling Participants shall be deemed to have withdrawn their comments concerning the Settling Supplier Cost Offset filing on the date of their election to be bound by this Agreement. No later than 15 Business Days after the Settlement Effective Date, Settling Supplier shall withdraw any reply comments and any request for rehearing if all commenting parties elect to be bound by this Agreement. The Item in the Cover Sheet corresponding to this Section identifies the date(s) of any Settling Supplier Cost Offset filing.

7.1.4
Subject to Sections 3.2, 4.4, and 5.6, as among the Parties and Additional Settling Participants, the California Utilities shall be, subject to Section 5.8, solely responsible for the payment of any refunds and/or for remedies payable by the Settling Supplier to Non-Settling Participants and any interest awarded by FERC thereon including payments of any refunds and interest awarded thereon resulting from the FERC Proceedings, the Lockyer v. FERC Remand, the BPA v. FERC Remand, or the CPUC v. FERC Remand, but only insofar as such remanded proceedings concern Settling Supplier’s sales in the California Markets during the Settlement Period. It is understood that amounts remaining in the Settling Supplier Refund Escrow (PNM), after payments are made to the Parties and Additional Settling Participants pursuant to this Agreement, are available to the California Utilities for this purpose. The California Utilities shall have no responsibility for payment of claims on behalf of Settling Supplier in any other proceedings or actions. Settling Supplier agrees, effective as of the Settlement Effective Date, that the California Utilities shall be entitled to defend and appeal, on behalf of Settling Supplier, any such refund obligations of Settling Supplier and, should the California Utilities choose to exercise this right, to control exclusively such defense or appeal with counsel selected by the California Utilities.

7.1.5
With respect to transactions related to sales of electricity and ancillary services by Settling Supplier, or transmission congestion charges applicable to such sales, the Parties waive and release any disputes regarding existing ISO settlements and/or PX settlements for the Settlement Period upon the Settlement Effective Date.

7.1.6	FERC approval of this settlement shall constitute an order approving the prior release to the California Parties, pursuant to this Agreement of the Settling Supplier Chargeback Amounts.

7.1.7	No later than 10 Business Days after the Settlement Effective Date, Settling Supplier will withdraw with prejudice all claims that it has filed in the PG&E Bankruptcy Proceedings.

7.2	FERC and Federal Power Act Releases.

7.2.1	Subject to Section 7.4 below, the California Parties, on the one hand, and Settling Supplier, on the other hand, shall, as of the Settlement Effective Date, be deemed to have released the other from all existing and future claims for monetary and/or other relief before FERC and/or under the Federal Power Act that concern, pertain to, or arise from allegations that:

(i)
Settling Supplier or any California Party charged or collected unjust, unreasonable, or otherwise unlawful rates, terms or conditions for electric capacity, energy, ancillary services, or transmission congestion in the Western Energy Markets during the Settlement Period;

(ii)
Settling Supplier or any California Party manipulated the Western Energy Markets in any fashion (including, but not limited to, claims of economic or physical withholding, gaming, forms of electricity market manipulation discussed in the Final Report issued by FERC staff on March 26, 2003 in Docket No. PA02-2 (“Final Staff Report”), or any other forms of electricity market manipulation), or otherwise violated any applicable tariff, regulation, law, rule, or order relating to the Western Energy Markets during the Settlement Period; or

(iii)	any California Party is liable for payments to Settling Supplier for congestion charges, transmission line losses, energy, or ancillary services during the Settlement Period.

7.2.2
Settling Supplier agrees to forgo any claim for refunds resulting from any mitigation of sales by CERS in the California Markets during the Settlement Period, as well as any interest, credits or other payments associated with such sales. Effective as of the Settlement Effective Date, Settling Supplier hereby assigns, sells, transfers, conveys, and delivers to CERS all of its right, title, and interest in and to any such refunds, interest, credits, and other payments that are either directly or indirectly through others allocated to Settling Supplier, and represents and warrants to CERS that such assignment is and shall be free and clear of all liens, claims, and encumbrances.

7.3	Civil Claims Releases.

7.3.1
Subject to Section 7.4 below, the California Parties, on the one hand, and Settling Supplier, on the other hand, shall, as of the Settlement Effective Date, be deemed to have forever released the other from all past, existing, and future claims for civil damages and/or equitable relief concerning, pertaining to, or arising from allegations that:

(i)
Settling Supplier or any California Party charged or collected unjust, unreasonable, or otherwise unlawful rates, terms or conditions for electric capacity, energy, ancillary services, or transmission congestion in the Western Energy Markets during the Settlement Period;

(ii)
Settling Supplier or any California Party, during the Settlement Period, manipulated Western Energy Markets in any fashion (including, but not limited to, claims of economic or physical withholding, gaming, forms of market manipulation discussed in the Final Staff Report, or any other forms of market manipulation);

(iii)
Settling Supplier or any California Party was unjustly enriched by the foregoing released claims or otherwise violated any applicable tariff, regulation, law, rule, or order relating to transactions in the Western Energy Markets during the Settlement Period; or

(iv)	any California Party is liable for payments to Settling Supplier for congestion charges, transmission line losses, energy, or ancillary services during the Settlement Period.

7.4	Limitations on Releases.

7.4.1
The California Parties and Additional Settling Participants may continue to cooperate with all state and federal investigations and to participate in all matters before FERC; provided that, as of the Settlement Effective Date, the California Parties and Additional Settling Participants shall withdraw from and not prosecute any litigation, administrative proceedings, or investigations with respect to Settling Supplier insofar as such prosecution would be inconsistent with the foregoing released claims.

7.4.2
The releases set forth in Sections 7.2 and 7.3 do not constitute a waiver or release of any claims by the California Attorney General for any actions of or omissions by Settling Supplier either before or subsequent to the Settlement Effective Date that are either: (a) criminal; or (b) willfully fraudulent; provided, however, that the releases set forth in Sections 7.2 and 7.3 do extend to willfully fraudulent claims (if any) that are based solely upon acts or omissions of Settling Supplier that (i) occurred prior to the Settlement Effective Date, and (ii) are currently known by the California Attorney General’s Office.

7.4.3
All Parties and Additional Settling Participants shall remain free to initiate or participate, without limitation, in any existing or future proceeding that may determine the rights and/or obligations of parties other than Settling Supplier, and to initiate or participate in any existing or future proceeding that may determine the rights and/or obligations of Settling Supplier to the extent not inconsistent with the releases set forth in Sections 7.2 and 7.3, including, but not limited to, proceedings addressing, prospectively, generic issues concerning market structure, scheduling rules, generally applicable market rules, and generally applicable price mitigation. Subject to the foregoing sentence, all defenses, claims, or allegations made or asserted, or that could be made or asserted, in any such proceeding are unaffected by this Agreement and expressly retained and preserved by the Parties and Additional Settling Participants.

7.4.4
Nothing in this Agreement shall affect the right of Settling Supplier or any Settling Participant to take any position in any proceeding with respect to which court or agency should determine the enforceability of any contract for the sale of electricity.

7.4.5
Nothing in this Agreement affects any obligation that any Party or Additional Settling Participant may have to pay Refund Offsets or other charges that may be assessed in the FERC Proceedings on account of sales by entities other than Settling Supplier or the California Parties, and such Party or Additional Settling

Participant shall remain obligated to pay all such charges to the same extent it would be obligated absent this Agreement. Nothing in this Agreement shall be construed as restricting in any way the ability of any Party or Additional Settling Participant to express or pursue any position regarding the method or methods for calculating or allocating Refund Offsets.

7.4.6
The releases set forth in this Article VII do not include and do not limit, impair, invalidate, diminish, release, discharge, or otherwise affect in any way whatsoever any defenses, claims, or allegations made or asserted, or that could be made or asserted, in FERC Docket Nos. EL02-60 and EL02-62 by any party to those proceedings, including associated appeals. Nothing in the preceding sentence, however, is or shall be construed to permit any Settling Participant to seek monetary or equitable relief from Settling Supplier with respect to any defenses, claims, or allegations made or asserted or that could be made or asserted, in FERC Docket Nos. EL02-60 and EL02-62 by any party to those proceedings, including associated appeals.

7.4.7
Except for any claim as may arise from or relate to purchases by CERS of electricity or ancillary services directly from Settling Supplier on or after January 17, 2001, the releases set forth in this Article VII do not constitute a waiver or release of any claims arising from a bilateral purchase or sale of energy, capacity and/or ancillary services that any Settling Participant has or may claim to have against Settling Supplier, or that Settling Supplier has or may claim to have against any Settling Participant, nor do the releases in this Article VII constitute a waiver or release of any claims arising under a bilateral agreement for transmission service or a bilateral agreement providing for the interconnection of two or more transmission systems. With respect to CERS, the releases set forth in this Article VII shall, except as expressly provided herein (including, but not limited to, Section 7.4.6), constitute a waiver and release of all claims arising from a bilateral purchase or sale of energy, capacity, and/or ancillary services during the Settlement Period that CERS has or may claim to have against Settling Supplier, and that Settling Supplier has or may claim to have against CERS, including, but not limited to, all claims in the EL01-10 Proceeding.

7.5	Waiver of Appeals and Requests for Rehearing.

7.5.1
Each of the Settling Participants shall (i) forego any rights to seek rehearing of, or appeal, any and all of the claims released and matters settled herein by each of them with respect to Settling Supplier, and (ii) take appropriate steps to withdraw any pending requests for rehearing or appeals (including interventions in appeals) with respect to such released claims and matters as against Settling Supplier. Nothing herein shall affect Settling Participants’ rights to maintain such rehearing or appeals with respect to parties other than the Settling Supplier.

7.5.2
Settling Supplier shall (i) forego any rights to seek rehearing of, or appeal, any and all of the claims released and matters settled herein by Settling Supplier with respect to any of the Settling Participants, and (ii) take appropriate steps to withdraw any pending requests for rehearing or appeals (including interventions in appeals) with respect to such released claims as against any such Settling

Participants. Nothing herein shall affect Settling Supplier’s rights to maintain such rehearing or appeals as to Non-Settling Participants.

7.5.3
Nothing in this Agreement shall preclude any of the California Parties from participating fully in any request for rehearing or appellate proceeding to the extent those proceedings relate to claims by such California Party against entities other than Settling Supplier or to claims against a California Party by any entity other than Settling Supplier.

7.6
Effectiveness of Releases; Waiver of Unknown Claims. The Parties acknowledge and agree that, except as expressly reserved in Section 7.4, it is their intention that the releases granted pursuant to this Article VII shall be effective as a bar to all causes of action and demands for monetary relief, including, but not limited to, costs, expenses, attorneys’ fees, damages, losses, and liabilities of every kind, known or unknown, suspected or unsuspected, hereinabove specified in this Article VII. In furtherance of this intention, Settling Supplier, on the one hand, and the California Parties, on the other hand, with respect to the specific matters released herein, each knowingly, voluntarily, intentionally, and expressly waives, as against each other, any and all rights and benefits conferred by California Civil Code Section 1542 and any law of any state or territory of the United States or principle of common law that is similar to Section 1542. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

In connection with such waiver and relinquishment, the Parties each acknowledge that they are aware that they may hereafter discover facts in addition to or different from those that they know or believe to be true and with respect to the subject matter of this Agreement, but that it is their intention hereby, except as expressly reserved in Section 7.4, to fully, finally, and forever settle and release all matters, disputes, differences, known or unknown, suspected or unsuspected, that are set forth in this Article VII. This Agreement is intended to include in its effect, without limitation, other than the limitations set forth in Section 7.4, all claims encompassed within the settlement and releases set forth in this Article VII, including those that the Parties may not know or suspect to exist at the time of execution of this Agreement, and this Agreement contemplates the extinguishment of all such claims, except as expressly reserved in Section 7.4. The releases set forth in this Article VII shall be, and remain in effect as, full and complete releases, notwithstanding the discovery or existence of any such additional or different facts relating to the subject matter of this Agreement. Notwithstanding the waiver of California Civil Code Section 1542, the Parties acknowledge and agree that the releases provided for in this Agreement are specific to the matters set forth in this Article VII and are not intended to create general releases as to all claims, or potential claims, between the California Parties, or any of them, and Settling Supplier.

7.7
Tolling of Limitations Periods. The Parties acknowledge and agree that any applicable time limitations with respect to the matters released in this Article VII shall be tolled pending receipt of the Required Approvals as provided in Article IX from the period of time between the

Execution Date and the earlier of (i) the date on which the Settlement Effective Date occurs, or (ii) the date 60 days following termination of this Agreement pursuant to Section 2.3 or Section 4.3. For purposes of this Section 7.7, “applicable time limitations” include statutes of limitations periods and time periods governing or relevant to mandatory dismissal, laches, estoppel, abandonment of claims, waiver or bar of claims or the time within which to raise objections or defenses.

ARTICLE VIII
PARTICIPANTS’ ELECTION TO PARTICIPATE IN SETTLEMENT

8.1
Election to Participate in Settlement. The Parties acknowledge and agree that, upon the filing of this Agreement at FERC, any Participant that elects to be bound by this Agreement may become an Additional Settling Participant and shall be bound by its terms by notifying FERC that the Participant wishes to become a Settling Participant or that the Participant does not oppose the application of this Agreement to that Participant. Electronic copies of such notice shall be served on each person designated on the ListServ established for the EL00-95 Proceeding and the ListServ established for Docket Nos. EL03-137, et al. in accordance with FERC’s rules. Any Participant that has not provided such notice on or prior to the date that is 5 Business Days following the Settlement Effective Date shall have no right to participate in the settlement contemplated under this Agreement absent the written agreement of the California Parties and shall be deemed a Non-Settling Participant for purposes of this Agreement.

8.2
Releases. Each Additional Settling Participant shall be deemed to have provided all of the releases of claims against Settling Supplier set forth in Article VII.  The releases Settling Supplier provides in Article VII to the California Parties shall apply to SRP, provided that SRP becomes an Additional Settling Participant, and to the California Electricity Oversight Board. Nothing in this Section 8.2 shall be construed to provide a release of claims by Settling Supplier relating to the Additional Settling Participants’ (excluding the California Electricity Oversight Board and SRP) transactions and actions in the Western Energy Markets during the Settlement Period. Non-Settling Participants shall not be deemed to have provided or received any of the releases set forth in this Agreement.

8.3
APX. On March 1, 2007, FERC approved the APX Settlement and Release of Claims Agreement among APX, Inc. (“APX”) (f/k/a Automated Power Exchange) and certain of its participants, San Diego Gas & Electric Co. v. Sellers, 118 FERC ¶ 61,168 (2007) (“APX Settlement”). The APX Settlement provides, inter alia, for the release to APX from the ISO and PX of an estimate of the refunds to be paid to APX for the Refund Period in the EL00-95 Proceeding, which amount includes APX’s estimated share of refunds to be paid by Settling Supplier. If APX becomes an Additional Settling Participant pursuant to Section 8.1, no payments shall be made to APX under this Agreement unless and until APX repays to the ISO and/or PX a good faith estimate not opposed by the APX net buyers after reasonable consultation, in an amount agreed to by the California Parties, of the portion of the refunds paid to APX pursuant to the APX Settlement that represents APX’s share of refunds to be paid by Settling Supplier for the Refund Period in the EL00-95 Proceeding.

8.4	Opts-Ins to This Settlement Agreement Authorized by Other California Party Settlements.

8.4.1
Opt-In Elections and Notices.  Pursuant to the terms of Section 8.1 of this Agreement and the additional authority referenced below, CERS and the California Parties, as applicable, hereby elect, on behalf of each of the following Participants, to become an Additional Settling Participant under the terms of this Agreement effective as of the Settlement Effective Date, and give notice to FERC that each such Participant has elected to become an Additional Settling Participant under the terms of this Agreement effective as of the Settlement Effective Date:

8.4.1.1
the Pinnacle West Companies, by CERS pursuant to Section 4.1.5 of the Settlement and Release of Claims Agreement by and between the California Parties and the Pinnacle West Companies approved by FERC in San Diego Gas & Elec. Co., 123 FERC ¶ 61,315 (2008);

8.4.1.2
the City of Vernon, California, by the California Parties pursuant to Section 4.1.7.2 of the Settlement and Release of Claims Agreement by and between the California Parties and the City of Vernon, California, approved by FERC in San Diego Gas & Electric Co., 125 FERC ¶ 61,085 (2008);

8.4.1.3
Puget Sound Energy, Inc., by the California Parties pursuant to Section 4.1.7 of the Settlement and Release of Claims Agreement by and between the California Parties and Puget Sound Energy, Inc., approved by FERC in San Diego Gas & Electric Co., 128 FERC ¶ 61,002 (2009);

8.4.1.4
Comisión Federal de Electricidad, by the California Parties pursuant to Section 4.1.7 of the Settlement and Release of Claims Agreement by and between the California Parties and Comisión Federal de approved by FERC in San Diego Gas & Electric Co., 129 FERC ¶ 61,256 (2009);

8.4.1.5
the City of Los Angeles acting by and through the Department of Water and Power (“LADWP”) pursuant to Section 4.10 of the Settlement and Release of Claims Agreement by and between the California Parties and LADWP approved by FERC in San Diego Gas & Electric Co., 129 FERC ¶ 61,257 (2009);

8.4.1.6
Cargill Power Markets, LLC, by the California Parties pursuant to Section 4.1.7 of the Settlement and Release of Claims Agreement by and between the California Parties and Cargill Power Markets, LLC approved by FERC in San Diego Gas & Electric Co., 129 FERC ¶ 61,258 (2009);

8.4.1.7
PECO/Exelon, by the California Parties pursuant to Section 4.1.7 of the Settlement and Release of Claims Agreement by and between the California Parties and PECO/Exelon approved by FERC in San Diego Gas & Electric Co., 129 FERC ¶ 61,259 (2009); and

8.4.1.8
Northern California Power Agency, by the California Parties pursuant to Section 4.11.2 of the Settlement and Release of Claims Agreement by and between the California Parties and Northern California Power Agency dated January 29, 2010 (subject to all required approvals contained therein).

8.4.2
Effect of Opt-In Elections and Notices.  No further action shall be required by CERS or the California Parties, as applicable, or any of the Participants identified above in Section 8.4.1 to make the opt-in elections set forth therein effective on the Settlement Effective Date.

ARTICLE IX
REQUIRED APPROVALS

9.1	Required Approvals. The settlement made pursuant to this Agreement shall be subject to approval by:

9.1.1	FERC in the FERC Settlement Order without material change or condition unacceptable to any adversely affected Party; and

9.1.2
The CPUC, whose approval of this Agreement shall be effective as of the Execution Date and evidenced by the CPUC entering into this Agreement as a Party. The CPUC’s approval shall constitute permission for SCE to consummate this Agreement.

9.2
Parties’ Cooperation. The Parties shall cooperate in (i) the preparation and submission of the application or other form of filing necessary to obtain the FERC Settlement Order, (ii) the submission of appropriate responses to any protests to the filing of the settlement, and (iii) the submission of appropriate responses to any requests for rehearing challenging the FERC Settlement Order.  The application or other form of filing necessary to obtain the FERC Settlement Order shall be submitted to FERC no later than 2 Business Days after the Execution Date.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

10.1
Representations of all Parties and Additional Settling Participants. Each Party and Additional Settling Participant (excluding the California Electricity Oversight Board) makes the following representations and warranties, for itself only, to each other Party and Additional Settling Participant, to be effective from and after (i) for the Parties, the Execution Date, and (ii) for each Additional Settling Participant, the Settlement Effective Date:

10.1.1
Organizational Status, Power, and Authority. Except for governmental parties, it is a corporation, limited partnership, or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. It possesses all necessary power and authority to execute, deliver, and perform its obligations under this Agreement.

10.1.2
Authority to Execute. The execution, delivery, election to participate, and performance of this Agreement (i) are within its powers, (ii) have been duly authorized by all necessary action on its behalf and all necessary consents or approvals have been obtained and are in full force and effect, and (iii) do not violate any of the terms and conditions of any applicable law, or materially violate any contracts to which it is a party.

10.1.3	Binding Obligation. This Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

10.1.4
Ownership of Claims. It is the sole owner of the civil and FERC claims that are being resolved and compromised by it pursuant to this Agreement, and except as provided in this Agreement, there has been no sale, assignment, transfer, pledge, or hypothecation, or attempted sale, assignment, transfer, pledge, or hypothecation, by it of any such rights or claims, whether directly, indirectly, by operation of law, or otherwise.

ARTICLE XI
MISCELLANEOUS

11.1
Notices. All notices, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) when personally delivered; (ii) upon actual receipt (as established by confirmation of receipt or otherwise) during normal business hours, otherwise on the first Business Day thereafter, if transmitted by facsimile or telecopier with confirmation of receipt; (iii) on the date of receipt when mailed by certified mail, return receipt requested, postage prepaid; or (iv) on the first Business Day thereafter when sent by overnight courier; in each case, to the addresses set forth in Section 11.2, or to such other addresses as a Party may from time to time specify by notice to the other Parties given pursuant hereto.

11.2	Notice to Parties. Notices required under this Agreement shall be delivered to:

If to Settling Supplier:

The individuals and addresses specified in the Cover Sheet.

If to PG&E:

Mark Patrizio
Physical address:
PG&E Corporation Legal Department
77 Beale Street San Francisco, CA 94105

Mailing address:
Mail Code B30A
P.O. Box 7442
San Francisco, CA 94120-7442
Telephone: (415) 973-6344
Fax: (415) 973-5520
E-Mail: MDP5@pge.com

With a copy to:

Stan Berman
Sidley Austin LLP
701 Fifth Ave., Suite 4200
Seattle, WA 98104
Telephone:  (206) 262-7681
Fax:  (415) 772-7400
E-Mail:  sberman@sidley.com

If to SCE:

Russell Swartz
Southern California Edison Company

2244 Walnut Grove Avenue
Rosemead, CA 91770
Telephone: (626) 302-3925
Fax: (626) 302-1904
E-Mail: russell.swartz@sce.com

With a copy to:

Richard Roberts
Steptoe & Johnson LLP
1330 Connecticut Avenue, N.W.
Washington, DC 20036-1795
Telephone: (202) 429-6756
Fax: (202) 429-3902
E-Mail: rroberts@steptoe.com

If to SDG&E:

Don Garber
San Diego Gas & Electric Company
101 Ash Street
San Diego, CA 92101-3017
Telephone: (619) 696-4539
Fax: (619) 699-5027
E-Mail: dgarber@sempra.com

If to CERS:

California Department of Water Resources
2033 Howe Avenue, Suite 220
Sacramento, CA 95825
Attn: Deputy Director
Telephone: (916) 574-0311
Fax: (916) 574-2214
Email: jpacheco@water.ca.gov

With a copy to:

Office of the Chief Counsel
California Department of Water Resources
2033 Howe Avenue, Suite 220
Sacramento, CA 95825
Attn: Katherine S. Killeen, Senior Staff Counsel
Telephone: (916) 574-2234
Fax: (916) 574-0301
E-Mail: kkilleen@water.ca.gov

If to CPUC:

Elizabeth M. McQuillan
California Public Utilities Commission
505 Van Ness Avenue
San Francisco, CA 94102
Telephone: (415) 703-1471
Fax: (415) 703-2262
E-Mail: emm@cpuc.ca.gov

If to California Attorney General:

Martin Goyette
Supervising Deputy Attorney General
P.O. Box 70550
1515 Clay St., 20th Fl.
Oakland, CA 94612-0550
Telephone: (510) 622-2207
Fax: (510) 622-2270
E-Mail: martin.goyette@doj.ca.gov

11.3
Governing Law. To the extent not governed by federal law, this Agreement and the rights and duties of the Parties and the Additional Settling Participants hereunder will be governed by and construed, enforced, and performed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws that would require the application of laws of another jurisdiction.

11.4
Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein, including the Agreement for the Disposition of Escrowed Funds.  Effective as of the Execution Date, the Agreement for Disposition of Escrowed Funds is terminated and its terms are superseded by this Agreement.

11.5	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and Additional Settling Participants hereto and their permitted successors and assigns.

11.6
Costs. Except as provided in this Agreement, each of the Parties and Additional Settling Participants shall pay its own costs and expenses, including, but not limited to, attorneys’ fees, incurred in connection with the disputes that are settled herein and the negotiation and preparation of this Agreement and its implementation, including, but not limited to, costs and expenses incurred in preparing stipulations, making motions, and seeking the Required Approvals.

11.7
Execution. This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which taken together shall constitute a single instrument. This Agreement may be executed by signature via facsimile transmission or PDF file image, which shall be deemed the same as an original signature.

11.8
Modifications. This Agreement may be modified only if in writing and signed by each of the Parties affected by the proposed modification. No waiver of any provision of this Agreement or departure from any term of this Agreement shall be effective unless in writing and signed by the California Parties with respect to any waiver requested by Settling Supplier, and by Settling Supplier with respect to any waiver requested by the California Parties. No modification will be effective absent approval by FERC, except that the Parties may agree to, and make, modifications to this Agreement after it is filed with FERC and pending FERC’s approval of the Agreement; provided, however, that the Parties shall supplement any filing made to FERC seeking approval of this Agreement with a revised Agreement showing and explaining the modifications.

11.9
Assignment. No Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Parties; provided, however, that any Party may, without the consent of the other Parties (and without relieving itself from liability hereunder), transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party, in which case the assignee shall agree in writing to be bound by the terms and conditions hereof.

11.10
Ambiguities Neutrally Construed. This Agreement is the result of negotiations among, and has been reviewed by, each Party and its respective counsel. Accordingly, this Agreement shall be deemed to be the product of each Party, and no ambiguity shall be construed in favor of or against any Party.

11.11
No Third-Party Beneficiaries; No Admissions. This Agreement is not intended to confer upon any person or entity that is not a Party or an Additional Settling Participant any rights or remedies hereunder, and no one, other than a Party or an Additional Settling Participant, is entitled to rely on any representation, warranty, covenant, release, waiver, or agreement contained herein. Moreover, except for the purpose of enforcing the terms and conditions of this Agreement as between and among the Parties and the Additional Settling Participants, nothing herein shall establish any facts or precedents as between the Parties, the Additional Settling Participants, and any third parties as to the resolution of any dispute. Each Settling Participant and Settling Supplier expressly denies any wrongdoing or culpability with respect to the claims against it released in this Agreement, or any other matter addressed in this Agreement, and does not, by execution of this Agreement, admit or concede any actual or potential fault, wrongdoing, or liability in connection with any facts or claims that have been or could have been alleged against it with respect thereto. Neither this Agreement, nor any act performed or document executed pursuant to or in furtherance of this Agreement: (i) is or may be deemed to be, or may be used by a Settling Participant or Settling Supplier as, an admission of, or evidence of, the validity of any released claim, or of any wrongdoing or liability of any of the Parties or Additional Settling Participants; (ii) is or may be deemed to be, or may be used by a Settling Participant or Settling Supplier as, an admission of, or evidence of, any fault or omission of any of the Parties or Additional Settling Participants in any civil, criminal, regulatory, or administrative proceeding in any court, administrative agency, regulatory authority, or other tribunal; or (iii) shall be offered in evidence or alleged in any pleading by any Settling Participant or Settling Supplier, except to obtain the Required Approvals, or to enforce the terms of and obtain the benefits of this Agreement. In no event shall this Agreement, any of its provisions or any negotiations, statements, or court proceedings relating to this Agreement or the Settlement in any way be construed as, offered as, received as, used as, or deemed to be evidence of any kind in any action, or in any judicial, administrative, regulatory, or other proceeding, except in a proceeding to enforce the terms or obtain the benefits of this Agreement or to obtain the Required Approvals.

11.12
No Joint and Several Liability. Except as may be expressly provided for herein, nothing in this Agreement shall be deemed to create any joint and several liability among any of the Settling Participants or among the Settling Supplier and the Settling Participants or any of them.

END OF GENERAL TERMS AND CONDITIONS